UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Williams Companies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

FRANK T. MACINNIS

CHAIRMAN OF THE BOARD

Dear Williams Stockholders:

You are cordially invited to attend the 2013 annual meeting of stockholders of The Williams Companies, Inc. The meeting will be held on Thursday, May 16, 2013, in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma, at 11:00 a.m., Central Daylight Time. We look forward to greeting personally as many of our stockholders as possible at the annual meeting.

The notice of the annual meeting and proxy statement accompanying this letter provide information concerning matters to be considered and acted upon at the annual meeting. Also at the annual meeting we will provide a report on our operations, followed by a question-and-answer and discussion period.

For security reasons, briefcases, backpacks, and other large bags are not permitted in the theater. All such items can be checked with security upon arrival at the theater.

I know that most of our stockholders are unable to attend the annual meeting in person. However, it is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, you can be sure your shares are represented by promptly voting and submitting your proxy by phone, by Internet, or by completing, signing, dating, and returning your proxy card in the enclosed postage-paid envelope.

Thank you for your continued interest in our Company.

Very truly yours,

Frank T. MacInnis
Chairman of the Board

April 4, 2013

THE WILLIAMS COMPANIES, INC.

One Williams Center

Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2013

Details for the annual meeting of stockholders of The Williams Companies, Inc. are below:

TIME	11:00 a.m., Central Daylight Time, on Thursday, May 16, 2013

PLACE	Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172

ITEMS OF BUSINESS	1. To elect the 11 director nominees identified in this proxy statement each for a one-year term;
2. To ratify the appointment of Ernst & Young LLP as our independent auditors for 2013;
3. To conduct an advisory vote on executive compensation; and
4. To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

RECORD DATE	You can vote and attend the annual meeting if you were a stockholder of record at the close of business on March 25, 2013.

ANNUAL REPORT	Our 2012 annual report, which includes a copy of our annual report on Form 10-K, accompanies this proxy statement.

VOTING	Even if you intend to be present at the annual meeting, please promptly vote in one of the following ways so that your shares of common stock may be represented and voted at the annual meeting:

1. Call the toll-free telephone number shown on the proxy card;

2. Vote via the Internet on the website shown on the proxy card; or

3. Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 16, 2013:

The annual report and proxy statement are available at www.edocumentview.com/wmb.

By order of the Board of Directors,

Sarah C. Miller
Corporate Secretary

Tulsa, Oklahoma

April 4, 2013

THE WILLIAMS COMPANIES, INC.

One Williams Center

Tulsa, Oklahoma 74172

PROXY STATEMENT

GENERAL

We are providing this proxy statement as part of a solicitation by the Board of Directors (the “Board”) of The Williams Companies, Inc. for use at our 2013 annual meeting of stockholders and at any adjournment or postponement thereof. We will hold the meeting in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma, 74172 on Thursday, May 16, 2013, at 11:00 a.m., Central Daylight Time.

As permitted by the rules of the Securities and Exchange Commission (“SEC”), we have elected to send you this full set of proxy materials, including a proxy card, and additionally to notify you of the availability of these proxy materials on the Internet. This proxy statement and our 2012 annual report are available at www.edocumentview.com/wmb, which does not have “cookies” that identify visitors to the site.

We expect to mail this proxy statement and accompanying proxy card to stockholders beginning on April 4, 2013.

Unless the context otherwise requires, all references in this proxy statement to “Williams,” the “Company,” “we,” “us,” and “our” refer to The Williams Companies, Inc. and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:

You are receiving these materials because, at the close of business on March 25, 2013 (the “Record Date”), you owned shares of Williams common stock. All stockholders of record on the Record Date are entitled to attend and vote at the annual meeting. Each stockholder will have one vote on each matter for every share of common stock owned on the Record Date. On the Record Date, we had 682,570,603 shares of common stock outstanding. (The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.)

Q:	What information is contained in this proxy statement?

A:

This proxy statement includes information about the nominees for director and other matters to be voted on at the annual meeting. It also explains the voting process and requirements; describes the compensation of the principal executive officer, the principal financial officer, and the three other most highly compensated officers (collectively referred to as our “Named Executive Officers” or “NEOs”); describes the compensation of our directors; and provides certain other information required under SEC rules.

Q:	What matters can I vote on?

A:	You can vote on the following matters:

•	election of our 11 directors, each for a one-year term;

•	ratification of the appointment of Ernst & Young LLP as our independent auditors for 2013;

•	an advisory vote on executive compensation; and

•	any other business properly coming before the annual meeting.

In the election of directors, you may vote FOR or AGAINST each individual nominee or indicate that you wish to ABSTAIN from voting on one or more nominee. For the ratification of Ernst & Young LLP as independent auditors and the advisory vote on executive compensation, you may vote FOR or AGAINST the respective matter, or you may indicate that you wish to ABSTAIN from voting on the matter.

We are not aware of any matter to be presented at the annual meeting that is not included in this proxy statement. However, your proxy authorizes the persons named on the proxy card to take action on additional matters that may properly arise. These individuals will exercise their best judgment to vote on any other matter, including a question of adjourning the annual meeting. All votes are confidential unless disclosure is legally necessary.

Q:	How does the Board recommend that I vote on each of the matters?

A:

FOR ITEMS 1-3: The Board recommends that you vote FOR each of the director nominees, FOR the ratification of Ernst & Young LLP as our independent auditors for 2013, and FOR the approval, on an advisory basis, of the Company’s executive compensation.

Q.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A.

If your shares are registered in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are a stockholder of record, and the Company’s proxy materials, including a proxy card, were sent to you directly by Computershare.

If you hold your shares with a broker or in an account at a bank, then you are a beneficial owner of shares held in “street name.” The Company’s proxy materials were forwarded to you by your broker or bank, who is considered the stockholder of record for purposes of voting at the annual meeting. Your broker or bank should also have provided you with instructions for directing the broker or bank how to vote your shares.

Q:	How do I vote if I am a stockholder of record?

A:	As a stockholder of record, you may vote your shares in any one of the following ways:

•	Call the toll-free number shown on the proxy card;

•	Vote on the Internet on the website shown on the proxy card;

•	Mark, sign, date, and return the enclosed proxy card in the postage-paid envelope; or

•	Vote in person at the annual meeting.

Q:	How do I vote if I am a beneficial owner?

A:

As the beneficial owner, you have the right to direct your broker or bank how to vote your shares by following the instructions sent to you by your broker or bank. You will receive proxy materials and voting instructions for each account you have with a broker or bank. As a beneficial owner, if you wish to change the directions you have provided your broker or bank, you should follow the instructions sent to you by your broker or bank.

As a beneficial owner, you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from your broker or bank giving you the right to vote the shares.

Q.	Will my shares held in street name be voted if I do not tell my broker or bank how I want them voted?

A.

Under the rules of the New York Stock Exchange (“NYSE”), if you are a beneficial owner, your broker or bank only has discretion to vote on certain “routine” matters without your voting instructions. The proposal to ratify Ernst & Young LLP as our independent auditors is considered a routine matter. However, the election of directors and the advisory vote on executive compensation are not considered routine matters. Accordingly, your broker or bank will not be permitted to vote your shares on such matters unless you provide proper voting instructions.

Q.	How do I vote if I participate in The Williams Investment Plus Plan?

A.

If you hold shares in The Williams Investment Plus Plan, Computershare sent you the Company’s proxy materials directly. You may direct the trustee of the plan how to vote your plan shares by calling the toll-free number shown on the proxy card, voting on the Internet on the website shown on the proxy card, or completing and returning the enclosed proxy card in the postage-paid envelope. Please note, in order to permit the trustee to tally and vote all shares of Williams common stock held in The Williams Investment Plus Plan, your instructions, whether by Internet, by telephone, or by proxy card, must be completed prior to 1:00 a.m. Central Daylight Time on Monday, May 13, 2013. You may not change your vote related to such plan shares after this deadline.

If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions. The proportional voting policy is detailed under the terms of the plan and the trust agreement.

Q.	What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?

A.

If you are a stockholder of record and sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR the election of each of the director nominees.

•	FOR the approval ratifying the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2013.

•	FOR the approval, on an advisory basis, of the Company’s executive compensation.

Q:	Can I change my vote or revoke my proxy?

A:

If you are a stockholder of record, you can change your vote within the regular voting deadlines by voting again by telephone or on the Internet, executing and returning a later dated proxy, or attending the annual meeting and voting in person. If you are a stockholder of record, you can revoke your proxy by delivering a written notice of your revocation to our corporate secretary at One Williams Center, MD 47, Tulsa, Oklahoma 74172.

Q:	What shares are included on my proxy card?

A.	You will receive one proxy card for all the shares of common stock you hold as a stockholder of record (in certificate form or in book-entry form) and in The Williams Investment Plus Plan.

If you hold your shares in street name, you will receive voting instructions for each account you have with a broker or bank.

Q.	How may I obtain directions to attend the meeting?

A.

If you need assistance with directions to attend the meeting call us at 1-800-945-5426 or write us at The Williams Companies, Inc., One Williams Center, MD 47, Tulsa, Oklahoma 74172, Attn: Corporate Secretary.

Q:	What is the quorum requirement for the meeting?

A:

There must be quorum to take action at the meeting (other than adjournment or postponement of the meeting). A quorum will exist at the meeting if stockholders holding a majority of the shares entitled to vote at the annual meeting are present in person or by proxy. Stockholders of record who return a proxy or vote in person at the meeting will be considered part of the quorum. Abstentions are counted as “present” for determining a quorum. Uninstructed broker votes, also called “broker non-votes,” are also counted as “present” for determining a quorum so long as there is at least one matter that a broker may vote on without specific instructions from a beneficial owner. See “Will my shares held in street name be voted if I do not tell my broker how I want them voted?”

Q:	What is the voting requirement to approve each of the matters?

A:

Items 1-3 may be approved by a majority of the votes cast. Other matters that may properly come before the annual meeting may require more than a majority vote under our By-laws, our Restated Certificate of Incorporation, the laws of Delaware, or other applicable laws.

Q:	How will the votes be counted?

A:

Abstentions from voting on the election of a director nominee will not be considered a vote cast with respect to that director’s election and therefore will not be counted in determining whether the director received a majority of the votes cast. Abstentions from voting on any other proposal will have the same effect as a vote against that proposal.

Broker non-votes (i.e., shares held by brokers or nominees that cannot be voted because the beneficial owner did not provide specific voting instructions) will be treated as not present and not entitled to vote.

Q:	Who will count the votes?

A:	A representative of Computershare will act as the inspector of elections and count the votes.

Q:	Where can I find the voting results of the meeting?

A:	We will announce the voting results at the meeting. We also will disclose the voting results in a Form 8-K within four business days after the annual meeting.

Q:	May I propose actions for consideration at the 2014 meeting of stockholders?

A:

Yes. For your proposal to be considered for inclusion in our proxy statement for the 2014 meeting, we must receive your written proposal no later than December 5, 2013. If we change the date of the 2014 meeting by more than 30 days from the anniversary of the date of this year’s meeting, then the deadline to submit proposals will be a reasonable time before we begin to print and mail our proxy materials. Your proposal, including the manner in which you submit it, must comply with SEC regulations regarding stockholder proposals.

If you wish to raise a proposal (including a director nomination) from the floor during our 2014 annual meeting of stockholders, we must receive a written notice of the proposal between January 16, 2014 and February 15, 2014. Your submission must contain the additional information required by our By-laws. Proposals should be addressed to our corporate secretary at One Williams Center, MD 47, Tulsa, Oklahoma 74172.

Q:	Who is paying for this proxy solicitation?

A:

Your proxy is solicited by the Board. We expect to solicit proxies in person, by telephone, or by other electronic means. We have retained MacKenzie Partners, Inc. to assist in this solicitation. We expect to pay MacKenzie Partners, Inc. an estimated $20,000 in fees, plus expenses and disbursements.

We also will pay the expenses of this proxy solicitation including the cost of preparing and mailing the proxy statement and accompanying proxy card. Such expenses may include the charges and expenses of banks, brokerage firms, and other custodians, nominees, or fiduciaries for forwarding proxy materials to beneficial owners of our common stock.

Q.	Are you “householding” for stockholders sharing the same address?

A.

The SEC’s rules permit us to deliver a single copy of this proxy statement and our 2012 Annual Report to an address shared by two or more stockholders. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. We will deliver only one proxy statement and 2012 Annual Report to multiple registered stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still send each stockholder an individual proxy card.

If you would like to receive more than one copy of this proxy statement and our 2012 Annual Report, we will promptly send you additional copies upon request directed to our transfer agent, Computershare. You can call Computershare toll free at 1-800-884-4225. You can call the same phone number to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of any materials if you are receiving multiple copies now.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

General

Our Board believes that strong corporate governance is critical to achieving our performance goals and to maintaining the trust and confidence of investors, employees, customers, business partners, regulatory agencies, and other stakeholders.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for the governance of Williams as a whole and also address the operation, structure, and practice of the Board and its committees. The Nominating and Governance Committee reviews these guidelines at least annually.

Strategic Planning

During the year, the Board meets with management to discuss and approve strategic plans, financial goals, capital spending, and other factors critical to successful performance. The Board also conducts a mid-year review of progress on objectives and strategies. During Board meetings, directors review key issues and financial performance. In 2012 the Board met privately with the Chief Executive Officer (“CEO”) six times and met in executive session at each regular Board meeting and additionally as required. Further, the CEO communicates regularly with the Board on important business opportunities and developments. In 2012, the Board held one of its regularly scheduled meetings at one of our field locations to further educate the directors about our operations.

Board/Committee/Director Evaluations

The Board and each of its committees conduct annual self-assessments. In addition, the Nominating and Governance Committee evaluates each individual director annually.

Chief Executive Officer Evaluation and Management Succession

The Board and the CEO annually discuss and collaborate to set the CEO’s performance goals and objectives. The Board meets annually in executive session to assess the CEO’s performance. The Board maintains a process for planning orderly succession for the CEO and other executive officer positions and oversees executive officer development.

Board Leadership Structure

Pursuant to our By-laws and Corporate Governance Guidelines, the positions of Chairman of the Board and President and CEO may be held by the same or different persons. At this time, the Board believes that the Company and its stockholders are best served by a leadership structure in which an independent director serves as Chairman of the Board. In this regard, Alan S. Armstrong serves as President and CEO of Williams and Frank T. MacInnis serves as Chairman of the Board. The Board believes that having an independent Chairman aids in the Board’s oversight of management and promotes communications among the Board, the CEO, and other senior management. In addition, having a separate Chairman of the Board and CEO allows Mr. Armstrong to focus on his responsibilities in managing the Company.

The responsibilities of the Chairman of the Board include: (1) presiding over meetings of the Board and executive sessions of the independent directors; (2) overseeing the planning of the annual Board calendar and, in consultation with the CEO, scheduling and setting the agendas for meetings of the Board and its committees; (3) overseeing the appropriate flow of information to the Board; (4) acting as liaison between the independent directors and management; (5) assisting the Chairs of the various Board committees in preparing agendas for committee meetings; (6) chairing the Company’s Annual Meeting of Stockholders; (7) being available for consultation and communication with stockholders as appropriate; and (8) performing other functions and responsibilities referred to in the Corporate Governance Guidelines or requested by the Board from time to time.

The Board believes that having an independent Chairman of the Board is the most appropriate leadership structure for the Board at this time. However, it has the flexibility to revise this structure in the future based upon the Board’s assessment of the Company’s needs and leadership from time to time. In this regard, the Board periodically reviews the Board structure and leadership as well as director succession planning.

Board Oversight of Williams’ Strategic Risk Assessment Process

We use the Committee of Sponsoring Organizations of the Treadway Commission (COSO) Enterprise Risk Management (“ERM”) framework to provide positive assurance to management and the Board that risks are effectively managed to enable achievement of strategic and operating objectives. Through 2012, the Audit Committee annually reviewed and provided feedback about the list of the top risks identified, which were then further reviewed by the most appropriate Board committee. Each Board committee annually considered a summary for each of its risks, including the definition, likelihood, and potential impact of each risk; the planned response to the risk; management’s assessment of the effectiveness of mitigation efforts; and a status report of any action required. Effective in 2013, we are integrating our risk assessment process with our strategy process to better facilitate identification of the most significant risks to achieving our strategic objectives. In conjunction with the Board’s mid-year strategy review, management will present to the Board an enterprise-wide risk appetite statement, strategic risk profile, and management’s risk response via key performance indicators. We will maintain our decentralized, cross functional approach to ERM; management functions -- including internal audit, accounting, legal, and compliance -- will continue to support our strategy and risk assessment with established control activities, monitoring, and reporting. The Board maintains responsibility for oversight of the company’s risk management activities. The Board will consider whether management has appropriately identified our risk appetite, has established effective enterprise risk management processes, and is managing the risk portfolio consistent with such processes considering the risk appetite. Also, as stated in “Proposal 1 – Election of Directors,” the Board has determined that it is important to have individuals on the Board with strategy development and risk management experience, and many of our directors have such experience.

Executive Sessions of Non-Employee Directors

Non-Employee directors meet without management present at each regularly scheduled Board meeting. Additional meetings may be called by the Chairman in his discretion or at the request of the Board.

Director Independence

Our Corporate Governance Guidelines require that the Board make an annual determination regarding the independence of each of Williams’ directors. The Board made these determinations on March 13, 2013, based on an annual evaluation performed by and recommendations made by the Nominating and Governance Committee.

The Board has affirmatively determined that each of Mr. Cleveland, Dr. Cooper, Mr. Hagg, Ms. Hinshaw, Mr. Izzo, Mr. MacInnis, Mr. Nance, Mr. Smith, Ms. Stoney, and Ms. Sugg is an independent director. In 2012, the Board additionally found Irl F. Engelhardt, who resigned effective April 19, 2012, and William E. Green, who retired effective May 17, 2012, to be independent directors. In so doing, the Board determined that each of these individuals met the “bright line” independence standards of the NYSE. In addition, the Board considered transactions and relationships between each director and any member of his or her immediate family on one hand, and Williams and its affiliates on the other, to confirm that those transactions and relationships do not vitiate the affected director’s independence. We discuss these relationships below.

—

Ms. Juanita Hinshaw is a director of Aegion Corporation (“Aegion”), subsidiaries of which provided ordinary course pipeline construction and maintenance services to Williams in 2012. In determining that the relationship was not material, the Board considered these facts: the relationship arises only because Ms. Hinshaw is a director of Aegion; she has no material interest in any transactions between Aegion and Williams; and she had no role in any such transactions.

—	Mr. Ralph Izzo is chief executive officer of Public Service Energy Group (“PSEG”), for whom Williams’ subsidiary Transcontinental Gas Pipe Line Company LLC has provided ordinary course transportation services since at least 2010. In determining that the relationship was not material, the Board considered these facts: payments made by PSEG to Williams in any of the last three fiscal years are less than 2% of PSEG’s revenue for the respective year; Mr. Izzo has no material interest in any transactions between PSEG and Williams; and he had no role in any such transactions.

—

Mr. Murray Smith is a director of Critical Control Solutions (“CCS”), subsidiaries of which provided ordinary course information management service to Williams in 2012. In determining that the relationship was not material, the Board considered these facts: the relationship arises only because Mr. Smith is a director of CCS; he has no material interest in any transactions between CCS and Williams; and he had no role in any such transactions.

—

Ms. Laura Sugg is a director of Denbury Resources, Inc. (“Denbury”), for whom Williams’ subsidiaries provided ordinary course midstream and transportation services in 2012. In determining that the relationship was not material, the Board considered these facts: the relationship arises only because Ms. Sugg is a director of Denbury; she has no material interest in any transactions between Denbury and Williams; and she had no role in any such transactions.

No member of our Board serves as an executive officer of any non-profit organization that has received contributions from Williams exceeding the greater of $1 million or 2% of such organization’s consolidated gross revenues in any single fiscal year of the preceding three years. Further, in accordance with our director independence standards, the Board determined that there were no discretionary contributions to a non-profit organization with which a director, or a director’s spouse, has a relationship that affects the director’s independence.

Mr. Armstrong, the current Chief Executive Officer and President and a director, is not independent, because of his role as an executive officer of the Company.

Transactions with Related Persons

The Board has adopted policies and procedures with respect to related person transactions. Any proposed related person transaction involving a member of the Board must be reviewed and approved by the full Board. The Audit Committee reviews proposed transactions with any other related persons, promoters, and certain control persons that are required to be disclosed in our filings with the SEC. If it is impractical to convene an Audit Committee meeting before a related person transaction occurs, the chair of the committee may review the transaction alone.

No director may participate in any review, consideration or approval of any related person transaction with respect to which such director or any of his or her immediate family members is the related person. The Audit Committee or its chair, or the Board, as the case may be, in good faith, may approve only those related person transactions that are in, or not inconsistent with, Williams’ best interests and the best interests of our stockholders. In conducting a review of whether a transaction is, or is not inconsistent with the best interest of Williams and its stockholders, the Audit Committee or its chair, or the Board, as the case may be, will consider the benefits of the transaction to the Company, the availability of other sources for comparable products or services, the terms of the transaction, the terms available to unrelated third parties and to employees generally, and the nature of the relationship between the Company and the related party, among other things. During 2012, there were no transactions that required review or approval by the Audit Committee or the full Board.

Majority Vote Standard

Our Board has adopted a majority vote standard for the election of directors in uncontested elections. Each of our directors has executed an irrevocable resignation that will become effective if he or she fails to receive a majority of the votes cast in an uncontested election and the Board accepts such resignation. If a director fails to receive the required votes for election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the resignation. The Nominating and Governance Committee will then submit its recommendation for consideration by the Board. The Board will act on the recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. The Board expects the director whose tendered resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s tendered resignation. If the Board accepts a director’s resignation, the Nominating and Governance Committee will recommend to the Board whether to fill such vacancy or reduce the size of the Board.

Director Attendance at Annual Meeting of Stockholders

We have a policy that all Board members are expected to attend our annual meeting of stockholders. All of the then-current Board members attended the 2012 annual meeting of stockholders.

Communications with Directors

Any stockholder or other interested party may communicate with our directors, individually or as a group, by contacting our corporate secretary or the Chairman of the Board. The contact information is maintained on the Investor page of our website at www.williams.com.

The current contact information is as follows:

The Williams Companies, Inc.

One Williams Center, MD 49

Tulsa, Oklahoma 74172

Attn: Chairman of the Board

The Williams Companies, Inc.

One Williams Center, MD 47

Tulsa, Oklahoma 74172

Attn: Corporate Secretary

Communications will be forwarded to the relevant director(s) except for solicitations or other matters not related to the Company.

Code of Ethics

We have adopted a code of ethics specific to the CEO, Chief Financial Officer, and Chief Accounting Officer, which was filed with the SEC as Exhibit 14 to our annual report on Form 10-K for the year ended December 31, 2003. In addition, we have adopted a code of business conduct that is applicable to all employees and directors.

How to Obtain Copies of our Governance-Related Materials

The following documents are available on our website at www.williams.com from the Corporate Responsibility/Corporate Governance tab.

•	Corporate Governance Guidelines,

•	Code of Ethics for Senior Officers,

•	Williams Code of Business Conduct, and

•	Charters for the Audit Committee, the Compensation Committee, the Finance Committee, and the Nominating and Governance Committee.

If you want to receive these documents in print, please send a written request to our corporate secretary at The Williams Companies, Inc., One Williams Center, MD 47, Tulsa, Oklahoma 74172.

Board and Committee Structure and Meetings

Board Meetings

Board members actively participate in Board and committee meetings. Generally, materials are distributed one week in advance of each regular Board meeting so that members can be prepared for the discussion.

The full Board met 13 times in 2012. Further, the non-employee directors met 6 times without the CEO present. Each director attended at least 75% of the aggregate of the Board and applicable committee meetings held in 2012.

Board Committees

The Board has four standing committees — Audit, Compensation, Finance, and Nominating and Governance. Each standing committee has a charter adopted by the Board. The standing committees report to the full Board at each regular Board meeting. The Board elects each committee’s members and chair annually. The chart below shows the current composition of the standing committees and the number of committee meetings in 2012.

	Audit Committee	Compensation Committee	Finance Committee	Nominating and Governance Committee
Alan S. Armstrong
Joseph R. Cleveland	✓		✓
Kathleen B. Cooper	—		✓
John A. Hagg	✓		✓
Juanita H. Hinshaw	✓		—
Ralph Izzo (1)
Frank T. MacInnis		✓		—
Steven W. Nance		✓		✓
Murray D. Smith		✓		✓
Janice D. Stoney		—		✓
Laura A. Sugg		✓	✓

Number of Meetings in 2012	10	7	7	6

  —  = Chair

  ✓ = Committee Member

  (1)  Board appointment effective March 14, 2013; committee appointment expected to be determined in May 2013.

Each committee has authority under its charter to retain, approve fees for, and terminate advisors as it deems necessary to assist in the fulfillment of its responsibilities.

Audit Committee

Williams has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Audit Committee:

•	appoints, evaluates, and approves the compensation of our independent registered public accounting firm;

•

assists the Board in fulfilling its responsibilities for generally overseeing Williams’ financial reporting processes and the audit of Williams’ financial statements, including the integrity of Williams’ financial statements, Williams’ compliance with legal and regulatory requirements, and risk assessment and risk management;

•	reviews the qualifications and independence of the independent registered public accounting firm;

•	reviews the performance of Williams’ internal audit function and the independent registered public accounting firm;

•	reviews Williams’ earnings releases;

•	reviews transactions between Williams and related persons that are required to be disclosed in our filings with the SEC;

•	oversees investigations into complaints concerning financial matters;

•	reviews with the General Counsel, as needed, any actual and alleged violations of the Company’s code of conduct;

•	annually reviews its charter and performance; and

•	prepares the Audit Committee report for inclusion in the annual proxy statement.

The Board has determined that all members of the Audit Committee are “financially literate” as defined by the NYSE rules and that Dr. Cooper and Ms. Hinshaw qualify as “audit committee financial experts” as defined by the rules of the SEC. No Audit Committee member serves on more than three public company audit committees.

Compensation Committee

The Compensation Committee oversees the design and implementation of strategic compensation programs for our executive officers that align the interests of our executive officers with those of our stockholders. The Compensation Committee’s key responsibilities include:

•	approving executive compensation philosophy, policies, and programs;

•	overseeing the material risks associated with compensation structure, policies, and programs;

•	assessing the results of the advisory votes on executive compensation;

•	recommending to the Board equity-based compensation plans;

•	recommending to the Board cash-based incentive compensation plans for the NEOs and other executives;

•	setting corporate goals and objectives for compensation for the NEOs and other executives;

•	evaluating the NEOs’ and certain other executives’ performance in light of those goals and objectives;

•	approving the NEOs’ and certain other executives’ compensation, including salary, incentive compensation, equity-based compensation, and any other remuneration;

•	approving, amending, modifying, or terminating, in its settlor (non-fiduciary) capacity, the terms of any benefit plan that does not require stockholder approval;

•

reviewing and discussing with management and, based on the review and discussions, recommending to the Board the Compensation Discussion and Analysis required by the SEC for inclusion in the annual proxy statement and annual report on Form 10-K;

•	reviewing annually and recommending to the Board the appropriate compensation of non-employee directors;

•	developing, reviewing, recommending for Board approval, and then monitoring the directors’ and executive officers’ compliance with, Williams’ stock ownership policy;

•	reviewing and recommending the terms of Williams’ change-in-control program;

•	assessing any potential conflicts of interest raised by the compensation consultants retained by management or the Committee and assessing the independence of any Compensation Committee advisor; and

•	reviewing annually its charter and performance.

The Compensation Committee has selected and retained Frederic W. Cook & Co., an independent executive compensation consulting firm, to:

•	provide competitive market data and advice related to the CEO’s compensation level and incentive design;

•	review and evaluate management-developed market data and recommendations on compensation levels, incentive mix, and incentive design for NEOs and certain other executives (excluding the CEO);

•	develop the selection criteria and recommend comparator companies for executive compensation and performance comparisons;

•	provide information on executive compensation trends and their implications to Williams, and

•	provide competitive market data and advice on non-employee director compensation.

The Compensation Committee evaluates the independence of Frederic W. Cook & Co., including consideration of the factors specified in Rule 10C-1 under the Exchange Act to ensure that the advisors maintain objectivity and independence when rendering advice to the Committee. Frederic W. Cook & Co. does not provide any additional services to Williams. The independent compensation consultant reports to the Compensation Committee and is independent of management. The Compensation Committee has determined that the services Frederic W. Cook & Co. provides to the Committee are not subject to a conflict of interest.

The Compensation Committee chair works with the Senior Vice President and Chief Administrative Officer (“CAO”) to determine the agenda for committee meetings. The CEO and the CAO are invited to attend the Compensation Committee meetings, though they leave the room during discussions of compensation actions that could affect them personally. Williams’ Human Resources department supports the Compensation Committee in its duties and, along with the CEO, may perform certain functions regarding compensation programs. For more information on the Compensation Committee, please see the Compensation Discussion and Analysis in this proxy statement.

Finance Committee

The Finance Committee oversees Williams’ finances. Among other tasks, this committee:

•	reviews and approves and/or recommends to the Board Williams’ capital spending in accordance with the Board’s delegation of authority;

•	oversees Williams’ financial strategies, plans, and policies;

•	reviews risks relating to capital availability;

•	reviews and approves any amendments to Williams’ financing agreements; and

•	reviews annually its charter and performance.

Nominating and Governance Committee

The Nominating and Governance Committee:

•	develops and recommends to the Board director qualifications;

•	identifies and recommends to the Board director candidates;

•	reviews candidates recommended or nominated by stockholders;

•	recommends to the Board the individual, or individuals, to be the Chairman of the Board and the CEO;

•	reviews the CEO’s recommendations for individuals to be officers;

•	reviews annually succession plans for the positions of CEO and certain other executives;

•	monitors significant developments in the regulation and practice of corporate governance;

•	reviews the size and composition of the Board and its committees and recommends to the Board any changes;

•	determines if a Lead Director shall be designated, and if so determined, recommends a director to serve as Lead Director;

•	conducts a preliminary review of director independence and the financial literacy and expertise of the Audit Committee members;

•	recommends assignments to the Board committees;

•	oversees and assists the Board in the review of the Board’s performance and reviews its own performance;

•	annually reviews each committee charter, the Corporate Governance Guidelines, the Code of Ethics for Senior Officers, and the Williams Code of Business Conduct;

•

oversees and reviews risks relating to Williams’ ethics and compliance programs and annually reviews the codes of conduct, Williams’ policies and procedures regarding compliance with these codes, and the results of the Code of Business Conduct and Ethics survey;

•

reviews, on an annual basis, the implementation and effectiveness of the Company’s ethics and compliance program with the General Counsel, and, as applicable, considers any actual and alleged violations of the codes of conduct, including any matters involving criminal or potential criminal conduct communicated by the General Counsel to the committee;

•	reviews stockholder proposals and recommends responses to the Board; and

•	reviews annually the performance of individual directors.

Consideration of nominees. The process for selecting a director nominee starts with a preliminary assessment of each candidate based upon his/her resume and other biographical and background information, and his/her willingness to serve. The Committee considers prior Williams Board performance and contributions for any director nominee who is a current or former Board member. A candidate’s qualifications are then evaluated against the criteria set forth in “Proposal 1 — Election of Directors,” as well as the specific needs of Williams at the time. Qualified candidates are interviewed by the Chairman of the Board and at least one member of the Nominating and Governance Committee. Candidates may then meet with other members of the Board and senior management. At the conclusion of this process, if the Board and senior management determine that the candidate will be a good fit, the Nominating and Governance Committee may appoint the candidate to the Board and recommend him or her for election by our stockholders at the next annual meeting.

The Nominating and Governance Committee uses the same process to evaluate all candidates regardless of the source of the nomination. The Committee has currently engaged a third party consultant to identify and evaluate potential director nominees.

Stockholder nominations. The Nominating and Governance Committee will consider written recommendations from stockholders for director nominations. If you wish to nominate a candidate, please forward the candidate’s name and a detailed description of the candidate’s qualifications, a document indicating the candidate’s willingness to serve, and evidence that you own Williams’ stock to: The Williams Companies, Inc., One Williams Center, MD 47, Tulsa, Oklahoma 74172, Attn: Corporate Secretary. A stockholder wishing to nominate a candidate must also comply with the notice and other requirements described above under the question “May I propose actions for consideration at the 2013 meeting of stockholders?”

PROPOSAL 1 — ELECTION OF DIRECTORS

Our restated certificate of incorporation provides that the Board must consist of between five and 17 members, with the actual number of directors at any time to be determined by the Board. Our Board is declassified; each director nominee is considered for a one year term. All of our directors are up for election in 2013. Unless otherwise instructed, the individuals designated by the Board as proxies intend to vote to elect Messrs. Armstrong, Cleveland, Hagg, Izzo, MacInnis, Nance, and Smith and Mesdames Cooper, Hinshaw, Stoney, and Sugg. Should any of these nominees become unable for any reason to stand for election as a director, the designated proxies will vote to elect another nominee recommended by the Nominating and Governance Committee. Alternatively, the Board may choose to reduce its size.

Director and Nominee Experience and Qualifications. At each of its regularly scheduled meetings, in satisfaction of our Corporate Governance Guidelines, the Nominating and Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as geography, race, gender, ethnicity, and age. This assessment enables the Board to update (if necessary) the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time. For Board membership, the Nominating and Governance Committee considers the appropriate balance of experience, skills, and characteristics that best suits the needs of the Company and our stockholders. The Committee develops long-term Board succession plans to ensure that the appropriate balance is maintained.

The minimum qualifications and attributes that the Nominating and Governance Committee believes a director nominee must possess include:

•	an understanding of business and financial affairs and the complexities of a business organization,

•	genuine interest in Williams and in representing all of its stockholders,

•	a willingness and ability to spend the time required to function effectively as a director,

•	an open-minded approach and the resolve to make independent decisions on matters presented for consideration, and

•	a reputation for honesty and integrity beyond question.

In evaluating the director nominees and in reviewing the qualifications and experience of the directors continuing in office, the Nominating and Governance Committee considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience in light of the needs of the Company. For incumbent directors, the factors also include past performance on the Board. Among other things, the Board has determined that it is important to have individuals on the Board with the following skills and experiences:

•	Oil, Natural Gas, and Petrochemicals Industry Experience,

•	Engineering and Construction Experience,

•	Financial and Accounting Experience,

•	Corporate Governance Experience,

•	Securities and Capital Markets Experience,

•	Executive Leadership Experience,

•	Legal Experience,

•	Public Policy and Government Experience,

•	Strategy Development and Risk Management Experience,

•	Operating Experience,

•	Human Resource Management Experience,

•	Information Technology Experience, and

•	Knowledge of the marketplace and political and regulatory environments relevant to the energy sector in the locations where we operate currently or plan to in the future (“Marketplace Knowledge”)

We have included below certain information about the nominees for election as directors.

Board of Directors’ Recommendation: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1.

Alan S. Armstrong, Age 50 Director

Director since 2011. Mr. Armstrong became one of our directors and our Chief Executive Officer and President effective January 3, 2011. From 2002 until January 2011, he was Senior Vice President — Midstream and acted as President of our midstream business. From 1999 to 2002, Mr. Armstrong was Vice President, Gathering and Processing for Midstream. From 1998 to 1999 he was Vice President, Commercial Development for our midstream business. Since January 2011, Mr. Armstrong has served as Chairman of the Board and Chief Executive Officer of Williams Partners GP LLC, the general partner of Williams Partners L.P., where he was Senior Vice President — Midstream from February 2010, and Chief Operating Officer and a director from 2005. Since December 2012, Mr. Armstrong has served as a director of Access Midstream Partners GP, L.L.C., the general partner of Access Midstream Partners, L.P. (a midstream natural gas service provider), in which Williams owns an interest. Mr. Armstrong also serves on the Business Roundtable and the National Petroleum Council and as a director for the American Petroleum Institute. He is the past president of the Gas Processors Association. He is also the past Chairman and a current board member of the University of Oklahoma College of Engineering Board of Visitors. He serves as a member of the board of Junior Achievement, USA and as a member and the former Chairman of the Board of Directors of Junior Achievement of Oklahoma, Inc.

As our current Chief Executive Officer and as acquired during his roles of increasing responsibilities in our midstream business, Mr. Armstrong’s qualifications include industry, engineering and construction, financial and accounting, corporate governance, securities and capital markets, executive leadership, strategy development and risk management, and operating experiences and marketplace knowledge.

Joseph R. Cleveland, Age 68 Member – Audit Committee Member – Finance Committee

Director since 2008. Mr. Cleveland was the Chief Information Officer of Lockheed Martin Corporation (an advanced technology company) from 2001 to 2008. Mr. Cleveland was responsible for Lockheed Martin’s information technology vision, consolidating its resources, implementing e-commerce initiatives, leveraging economies of scale, and supporting its businesses. He was also President of Lockheed Martin Enterprise Information Systems from 1995 to 2008. From 2001 to 2008, Mr. Cleveland served as a director of Exostar (a joint venture formed to support the supply chain and security requirements of the aerospace and defense industry). Prior to the merger of Lockheed and Martin Marietta in 1995, Mr. Cleveland was Vice President and General Manager of Martin Marietta Internal Information Systems. From 1982 to 1986, Mr. Cleveland held an international assignment as Managing Director of GE Medical Systems Operations in Radlett, England. Mr. Cleveland began his career in 1970 as a member of General Electric Medical Systems’ engineering department. Mr. Cleveland is a member of the board of Aerospace Industries Association, the Florida High Tech Corridor Committee, and the Metro Orlando Economic Development Commission, among other civic and charitable organizations.

As the former Chief Information Officer of Lockheed Martin Corporation, a former Vice President of Martin Marietta, and due to his multiple executive operating positions with G.E., Mr. Cleveland’s qualifications include financial and accounting, executive leadership, strategy development and risk management, operating, and information technology experiences and marketplace knowledge.

Kathleen B. Cooper, Age 68 Chairman – Audit Committee Member – Finance Committee

Director since 2006. Dr. Cooper is Senior Fellow of the Tower Center for Political Studies at Southern Methodist University (since August 2007) and President of CooperTrends, LLC (since 2012). From 2005 to 2007, she was the Dean of the College of Business Administration at the University of North Texas. From 2001 to 2005, she was the Under Secretary for Economic Affairs at the U.S. Department of Commerce. Dr. Cooper was at Exxon Mobil Corporation (an international oil and gas company) from 1990 to 2001, serving as Chief Economist the entire time and adding the position of Manager, Economics & Energy Division, Corporate Planning in 1999. Dr. Cooper also served as Executive Vice President and Chief Economist for Security Pacific Bank (1981 to 1990) and Chief Economist of United Banks of Colorado (1971 to 1981). Dr. Cooper is currently chair of the National Bureau of Economic Research and a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company of the Americas, subsidiaries of Deutsche Bank AG (a financial service provider). She was a founding director of Texas Security Bank from 2008 through January 2010. She has participated in numerous professional and community service organizations, including Harvard University’s Higher Education Leadership Forum, the Oxford Energy Forum, and the International Women’s Forum.

As Senior Fellow of the Tower Center for Political Studies at Southern Methodist University, former Under Secretary for Economic Affairs at the U.S. Department of Commerce, and former executive of a Fortune 500 energy company, Dr. Cooper’s qualifications include industry, financial and accounting, executive leadership, and public policy and government experiences and marketplace knowledge.

John A. Hagg, Age 65 Member – Audit Committee Member – Finance Committee

Director since 2012. Since 2006, Mr. Hagg has been a director of Strad Energy Services Ltd. (a drilling services company for exploration and development operations in the United States and Canada), serving as chair of its corporate governance committee and, until August 2012, as the Chairman of its Board. Mr. Hagg has served as Chairman of Clark Builders (an Alberta-based commercial construction company) since 2007, a director for The Fraser

Institute (a Canadian economic research and educational organization) since 1999, and a director of PetroShale, Inc. (an oil exploration company) since 2012. Mr. Hagg also served as a director of TMX Group, Inc. (an integrated, multi-asset class exchange group and the parent company of The Toronto Stock Exchange, The Montreal Exchange, TSX Venture Exchange, and NGX Gas Marketing Inc.) from 2001 to August 2012. Mr. Hagg served Northstar Energy Corporation (an oil and gas production services company) as its Chief Executive Officer from 1985 to 1999 and its Chairman from 1985 to 2001. In 1977 Mr. Hagg co-founded Canadian Northstar Corporation (the former controlling shareholder of Northstar Energy Corporation, a subsidiary of Devon Energy Corporation since 1998). During his 35 years of experience as a senior executive in the petroleum industry working in the exploration and production, service and financial sectors in Canada and the United States, Mr. Hagg also served as a director of S&T Drilling Ltd. (a Canadian oil well drilling contractor) from 1980 to 1992, Canadian Venture Exchange Inc. (renamed the TSX Venture Exchange upon its purchase by the TMX Group, Inc. in 2001) from 1999 to 2001, Devon Energy Corporation (an independent oil and natural gas exploration and production company) from December 1998 to 2000, Devon Canada Inc. (a subsidiary of Devon Energy Corporation) from 1998 to 2001, Berry Petroleum Company (an independent energy company engaged in the exploration and production of crude oil and natural gas) from 1994 to 2005, and Tristone Capital, Inc. (a provider of corporate financial advisory and investment banking services to the energy industry now known as Macquarie Tristone) from 2002 to 2009.

As Chairman of Strad Energy Services Ltd and Clark Builders, with 35 years of experience as a senior executive in the petroleum industry, service and financial sectors in Canada and the United States, and as a director of The Fraser Institute, Mr. Hagg’s qualifications include industry, engineering and construction, financial and accounting, corporate governance, securities and capital markets, executive leadership, public policy and government, strategy development and risk management, operating, and human resource management experiences and marketplace knowledge.

Juanita H. Hinshaw, Age 68 Member – Audit Committee Chair – Finance Committee

Director since 2004. Ms. Hinshaw is President and Chief Executive Officer of H&H Advisors (a financial consulting firm she founded in 2005). From 2000 to 2005 she was Senior Vice President and Chief Financial Officer of Graybar Electric Company (a distributor of electrical and communications products and provider of related supply chain management and logistics services), where she was responsible for the treasury, tax, auditing, and accounting areas. Ms. Hinshaw was a director of Graybar from 2000 to 2005. Prior to joining Graybar, she was with Monsanto Company (an agricultural company that then owned oil and petrochemical businesses) for fifteen years, retiring as Monsanto’s Vice President and Treasurer in 1999. Ms. Hinshaw was a director of IPSCO (a supplier of steel products, tubular products, and coil processing services and products) from 2001 until the company was sold in 2007. Ms. Hinshaw is a director of Aegion Corporation, the parent holding company of Insituform Technologies Inc. (a provider of technologies and services for the rehabilitation of pipeline systems), which Ms. Hinshaw has served as a director since 2000. Ms. Hinshaw is also a director of Synergetics USA, Inc. (which designs, manufactures, and markets instruments used for eye and neurosurgery).

As the President and Chief Executive Officer of a consulting firm, the former Senior Vice President and Chief Financial Officer of Graybar Electric Company, and the former Vice President and Treasurer of Monsanto Company, Ms. Hinshaw’s qualifications include industry, financial and accounting, executive leadership, operating, and information technology experiences.

Ralph Izzo, Age 55 Committee memberships are expected to be determined in May 2013.

Director since 2013. Mr. Izzo has served as Chairman and Chief Executive Officer of Public Services Enterprise Group (“PSEG”) (an integrated generation and energy company) since 2007. He was named PSEG’s president, chief operating officer and a member of its board in 2006. Previously, he was president and chief operating officer of Public Service Electric and Gas Company (“PSE&G”). Mr. Izzo joined PSE&G in 1992, holding roles of increasing responsibilities related to utility operations, appliance services, corporate planning, and electric ventures. Mr. Izzo began his career as a research scientist at the Princeton Plasma Physic Laboratory, performing numerical simulation of fusion energy experiments. Mr. Izzo serves as chair of the Rutgers University Board of Governors and on the board of directors for the New Jersey Chamber of Commerce, the New Jersey Utilities Association, the Edison Electric Institute (EEI), the Nuclear Energy Institute (NEI), the Institute for Nuclear Power Operations (INPO), the National Center on Addiction and Substance Abuse at Columbia University (CASA), and The Center for Energy Workforce Development. He is also a member of the Columbia University School of Engineering Advisory Council, as well as a member of the Visiting Committee for the Department of Nuclear Engineering at MIT.

As the Chairman and Chief Executive Officer of PSEG, Mr. Izzo’s qualifications include industry, engineering and construction, financial and accounting, corporate governance, securities and capital markets, executive leadership, public policy and government, strategy development and risk management, operating, and human resource management experiences and marketplace knowledge.

Frank T. MacInnis, Age 66 Chairman of the Board Member – Compensation Committee Chair – Nominating and Governance Committee

Director since 1998. Mr. MacInnis was named Chairman of our Board effective January 3, 2011. He is Chairman of the Board of EMCOR Group Inc. (an electrical and mechanical construction company and energy infrastructure service provider), where he also served as Chief Executive Officer from 1994 to 2010 and managed the reorganization and emergence from bankruptcy of its predecessor. Mr. MacInnis also is Chairman of the Board and Chief Executive Officer of ComNet Communications, LLC (a provider of turnkey voice, data, and video infrastructure support). He is a director and non-executive Chairman of the Board of ITT Corporation (a high-technology engineering and manufacturing company). Mr. MacInnis is a director of Gilbane, Inc. (a real estate development and construction firm) since 2012. From 1981 to 1984, Mr. MacInnis served as Chairman and Chief Executive Officer of H.C. Price Construction (a builder of large diameter oil and gas pipelines). He has managed construction and operations all over the world, including in Tehran, Baghdad, Bangkok, the United Arab Emirates, London, the United States, and Canada. Mr. MacInnis has a law degree, having graduated from the University of Alberta Law School in 1971.

As the Chairman of our Board, EMCOR, and ITT Corporation, the former Chief Executive Officer of EMCOR Group Inc., and the current Chairman of the Board and Chief Executive Officer of ComNet Communications, LLC, Mr. MacInnis’ qualifications include industry, engineering and construction, financial and accounting, corporate governance, executive leadership, legal, strategy development and risk management, operating, and human resource management experiences and marketplace knowledge.

Steven W. Nance, Age 56 Member – Compensation Committee Member – Nominating and Governance Committee

Director since 2012. Mr. Nance is president and manager of Steele Creek Energy, LLC (a private company with investments in oil and natural gas). He is also a director for Cloud Peak Energy, Inc. (a coal producing company specializing in the production of low sulfur, subbituminous coal), chairing its health, safety, environment and communities committee and serving as a member of its audit committee. Mr. Nance has more than 35 years of experience in the oil and gas industry, twelve of which Mr. Nance spent performing roles of increasing responsibility for Burlington Resources Inc. and its affiliates (an independent natural gas exploration and production company), departing as its Vice President, Gulf Coast Division, in 1997. From 1997 to 1999, Mr. Nance served XPLOR Energy and its predecessor company (a Gulf Coast-based exploration and production company), acting as its Chairman, President and Chief Executive Officer in 1999 when XPLOR Energy was acquired by Harken Energy Corporation. From 2000 to 2007, Mr. Nance served as president of Peoples Energy Production Company (an oil and gas production company) until it was acquired by a subsidiary of El Paso Corporation. Mr. Nance is on the Board of Trustees for the Independent Petroleum Association of America, and serves on the board for The Center for the Performing Arts at the Woodlands.

With his experience in the oil and gas industry, including leadership of XPLOR Energy, Peoples Energy Production Company, and Steele Creek Energy, LLC, Mr. Nance’s qualifications include industry, financial and accounting, executive leadership, operating and human resource management experiences.

Murray D. Smith, Age 63 Member – Compensation Committee Member – Nominating and Governance Committee

Director since 2012. Mr. Smith is president of Murray D. Smith and Associates Limited (a consulting firm which provides strategic advice to the North American energy sector). From 1993 to 2004 Mr. Smith was an elected member of the Legislative Assembly of Alberta, Canada, serving in four different Cabinet portfolios – Energy, Gaming, Labour, and Economic Development. He served as Minister of Energy for Alberta, Canada from 2001 to 2004. Mr. Smith was the first Official Representative of the Province of Alberta to the United States of America in Washington, DC, from 2005 to 2007. Prior to serving in elected office, Mr. Smith was an independent businessman, owning a number of Alberta-based energy services companies, providing drilling fluids, services rigs, and oilfield consulting. Mr. Smith is currently a member of the Energy Advisory Board of TD Securities Inc. (a Canadian provider of advisory and capital market services) and the advisory board of Hatch (a Canada-based global engineering firm). He is also a director of Surge Energy Inc. (a public oil-focused oil and gas company with operations throughout Alberta, Manitoba and North Dakota), N Solv Corporation (the owner of proprietary technology for water-free oil sands in-situ extraction), and Critical Control Solutions (a public Canadian provider of energy measurement services).

As a former member of the Legislative Assembly of Alberta, Canada and diplomat and now an energy consultant, Mr. Smith’s qualifications include industry, engineering and construction, corporate governance, securities and capital markets, executive leadership and public policy and government experiences and marketplace knowledge.

Janice D. Stoney, Age 72 Chair – Compensation Committee Member – Nominating and Governance Committee

Director since 1999. Ms. Stoney served as Executive Vice President of US West Communications Group, Inc. from March 1991 until retiring in 1993 after a 33-year career. Previously she served as the President, Consumer Division, of US West (the Denver-based parent company of Northwestern Bell Telephone Company, Mountain States Telephone & Telegraph Company, and Pacific Northwest Bell Telephone Company) from 1989 to 1991. Beginning in 1980, Ms. Stoney held officer positions at Northwestern Bell, including as its Chief Operating Officer and ultimately its President and Chief Executive Officer. Ms. Stoney was the 1994 Nebraska Republican nominee for the U.S. Senate. She served as a national vice-chair finance and the Nebraska chair finance for the Dole for President campaign in 1995 to 1996, and as a delegate to the 2000 and 2004 national Republican conventions. Ms. Stoney was a director of Gordmans (a chain of mid-western discount department stores) from 1998 to 2008. Ms. Stoney was a director of Whirlpool Corporation (a manufacturer of home appliances) from 1987 to 2011. Through 22 years as a director in manufacturing, consumer products, retailing, and investment funds industries, Ms. Stoney has board experience with director searches, CEO and management succession, management development, executive compensation, and strategic planning. She has chaired compensation and audit committees for other entities. She has served on the Federal Reserve Bank, Tenth District, Omaha Branch and the Omaha Community Foundation.

As a former Executive Vice President of US West Communications Group, Inc., Chief Executive Officer of Northwestern Bell, and through her engagement in the political process, Ms. Stoney’s qualifications include corporate governance, executive leadership, public policy and government, strategy development and risk management, operating, and human resource management experiences.

Laura A. Sugg, Age 52 Member – Compensation Committee Member – Finance Committee

Director since 2010. Ms. Sugg retired from ConocoPhillips in April 2010, having served as President, Australasia Division, a position responsible for the profit & loss and growth responsibility of ConocoPhillip’s operations in Australia and East Timor. Ms. Sugg began her career in 1983 at Sohio Petroleum and joined Phillips Petroleum, now ConocoPhillips, in 1986 and performed various business development, human resources and operations roles. From 2003 to 2005, Ms. Sugg was ConocoPhillip’s General Manager E&P Human Resources, with responsibility for global compensation and benefits, leadership succession planning, and all human resource functions for 10,000 worldwide employees in 16 countries. From 2002 to 2003, Ms. Sugg was a ConocoPhillip’s midstream executive responsible for profit & loss, health, safety and environment, and operations for its gas gathering, processing, and fractionation business in the U.S., Canada, and Trinidad. From 2000 to 2002, Ms. Sugg was Vice President Worldwide Gas for Phillips with responsibility for its global liquefied natural gas and coal bed methane business development and the profit and loss for its North American gas marketing operations. In January 2012, Ms Sugg joined the board of Denbury Resources, Inc. (an independent oil and gas company). From December 2011 to May 2012, Ms. Sugg served as a director of our affiliate Williams Partners GP LLC, the general partner of Williams Partners L.P., serving on its audit committee. Ms. Sugg was a director of Mariner Energy, Inc. (an independent oil and gas exploration and production company) from November 2009 until its merger with Apache Corporation in November 2010. She is a member of the National Association of Corporate Directors.

As the former President - Australasia Division, General Manager E&P Human Resources, and a midstream executive, each with ConocoPhillips, Ms. Sugg’s qualifications include industry, engineering and construction, financial and accounting, corporate governance, executive leadership, strategy development and risk management, operating, and human resource management experiences.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership by holders of five percent or more of our common stock. Unless otherwise indicated, the persons named have sole voting and investment power with respect to the shares listed.

Name and Address	Number of Share of Common Stock	Percent of Class
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street, Baltimore, Maryland 21202	37,975,558	5.6%

Soroban Master Fund LP (2) Gardenia Court, Suite 3307 45 Market Street Camana Bay, Grand Cayman KY1-1103 Cayman Islands	67,317,856	9.88%

(1)	Reflects shares beneficially owned by T. Rowe Price Associates, Inc., according to the joint Schedule 13G filed with the SEC on February 13, 2013. The Schedule indicates that T. Rowe Price Associates, Inc. has sole voting power for 9,794,056 shares and sole dispositive power for 37,975,558 shares.
(2)	Reflects shares beneficially owned by Soroban Master Fund LP, as Partnership, with Soroban Capital Partners LLC (444 Madison Avenue, 12th Floor, New York, NY 10022) as other/investment advisor, and Eric W. Mandelblatt (c/o Soroban Capital Partners LLC) as an individual and holding company, according to their joint Schedule 13G filed with the SEC on March 13, 2013. The Schedule indicates that Soroban Master Fund LP, Soroban Capital Partners LLC, and Mr. Mandelblatt share voting and dispositive power with regard to 67,317,856 shares of our common stock.

The following table sets forth, as of February 28, 2013, the number of shares of our common stock beneficially owned by each of our directors and nominees for directors, by the NEOs, and by all directors and executive officers as a group.

Name of Individual or Group	Shares of Common Stock Owned Directly or Indirectly(1)(2)	Shares Underlying Options Exercisable Within 60 Days(3)	Total	Percent of Class(4)
Alan S. Armstrong	459,605	474,654	934,259	*
Donald R. Chappel	622,376	583,180	1,205,556	*
Joseph R. Cleveland (5)	34,543	0	34,543	*
Kathleen B. Cooper	37,254	5,527	42,781	*
Robyn L. Ewing	258,838	234,659	493,497	*
John A. Hagg	16,309	0	16,309	*
Juanita H. Hinshaw	43,205	16,383	59,588	*
Ralph Izzo	0	0	0	*
Frank T. MacInnis	109,723	19,388	129,111	*
Rory L. Miller	163,187	105,400	268,587	*
Steven W. Nance	6,309	-	6,309	*
Craig L. Rainey	109,448	77,877	187,325	*
Murray D. Smith (6)	11,309	0	11,309	*
Janice D. Stoney (7)	87,552	13,379	100,931	*
Laura A. Sugg	13,410	0	13,410	*
All directors and executive officers as a group (22 persons)	2,451,200	1,903,254	4,354,454	*

*	Less than 1%.

(1)

Includes shares held under the terms of incentive plans as follows: Mr. Armstrong, 343,658 restricted stock units; Mr. Chappel, 197,890 restricted stock units; Ms. Ewing, 111,484 restricted stock units; Mr. Miller, 123,853 restricted stock units; and Mr. Rainey, 78,010 restricted stock units. Restricted stock units include both time-based and performance-based units and do not have voting or investment power. Shares held in The Williams Investment Plus Plan have voting and investment power.

(2)

Includes restricted stock units over which directors have no voting or investment power held under the terms of compensation plans as follows: Mr. Cleveland, 17,706; Dr. Cooper, 17,706; Mr. Hagg, 6,309; Ms. Hinshaw, 17,706; Mr. MacInnis, 23,076; Mr. Nance, 6,309; Mr. Smith, 6,309; Ms. Stoney, 48,426; and Ms. Sugg, 13,410.

(3)

The SEC deems a person to have beneficial ownership of all shares that the person has the right to acquire within 60 days. The shares indicated represent stock options granted under our current or previous stock option plans that are currently exercisable or will become exercisable within 60 days of February 28, 2013. Shares subject to options cannot be voted.

(4)

Ownership percentage is reported based on 682,419,339 shares of common stock outstanding on February 28, 2013, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of February 28, 2013, or within 60 days from that date, through the exercise of all options and other rights.

(5)	Shares are held in the Joe R. Cleveland Family Trust dated 11/21/08, Joe R. and Evelyn Cleveland, Trustees.
(6)	Represents 2,000 shares held by Murray D. Smith and Associates Limited.
(7)	Represents 38,126 shares held in the Larry and Janice Stoney Family Trust dated 3/25/2008, Larry D. & Janice D. Stoney, Trustees.

The following table sets forth, as of February 28, 2013, the number of shares of common units of Williams Partners L.P. beneficially owned by each of our directors and nominees for directors, by the NEOs, and by all directors and executive officers as a group.

Name of Individual or Group	Shares of Common Units Owned Directly or Indirectly	Shares Underlying Options Exercisable Within 60 Days(1)	Total	Percent of Class(2)
Alan S. Armstrong (3)	20,000	0	20,000	*
Donald R. Chappel	22,584	0	22,584	*
Joseph R. Cleveland (4)	2,000	0	2,000	*
Kathleen B. Cooper	0	0	0	*
Robyn L. Ewing	0	0	0	*
John A. Hagg	0	0	0	*
Juanita H. Hinshaw	2,492	0	2,492	*
Ralph Izzo	0	0	0	*
Frank T. MacInnis	8,792	0	8,792	*
Rory L. Miller	0	0	0	*
Steven W. Nance	0	0	0	*
Craig L. Rainey	8,067	0	8,067	*
Murray D. Smith	0	0	0	*
Janice D. Stoney (5)	8,792	0	8,792	*
Laura A. Sugg	0	0	0	*
All directors and executive officers as a group (22 persons)	75,222	0	75,222	*

*	Less than 1%.
(1)	The SEC deems a person to have beneficial ownership of all shares that the person has the right to acquire within 60 days.
(2)	Ownership percentage is reported based on 397,963,199 shares of common units outstanding on February 28, 2013.
(3)	10,000 units are held in the Alan Stuart Armstrong Trust dated 6/16/2010, with Alan Armstrong as trustee, and 10,000 units are held in the Shelly Stone Armstrong Trust dated 6/16/2010, with Shelly Armstrong as trustee.
(4)	Units are held in the Joe R. Cleveland Family Trust dated 11/21/2008, Joe R. and Evelyn Cleveland, Trustees.
(5)	Units are held in the Larry and Janice Stoney Family Trust dated 3/25/2008, Larry D. & Janice D. Stoney, Trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain of its officers to file reports of their ownership of Williams common stock and of changes in such ownership with the SEC and the NYSE. Regulations also require Williams to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the copies of such reports furnished to the Company and written representations from certain reporting persons, we believe that all of our officers, directors, and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2012, with the following exceptions. Due to a reporting oversight, two Form 4s were inadvertently filed late for James E. Scheel, Senior Vice President - Corporate Strategic Development, including one on January 28, 2013 with respect to the disposition of 1,810 shares of stock on March 28, 2012 and another on May 7, 2012 with respect to the disposition of 13,197 shares of stock on May 1, 2012. Also due to a reporting oversight, a Form 4 was inadvertently filed late for Robyn L. Ewing, Senior Vice President & Chief Administrative Officer, on February 7, 2013 with respect to the disposition of 15,000 shares of stock on March 2, 2012.

NAMED EXECUTIVE OFFICER PROFILES

The following profiles provide biographical information and summarize total targeted compensation for 2012 for our NEOs. These profiles are provided in addition to the detailed compensation tables required by the SEC.

Alan S. Armstrong

Chief Executive Officer

Position held since January 2011

Age: 50

Director since 2011. Mr. Armstrong became one of our directors and our Chief Executive Officer and President effective January 3, 2011. From 2002 until January 2011, he was Senior Vice President — Midstream and acted as President of our midstream business. From 1999 to 2002, Mr. Armstrong was Vice President, Gathering and Processing for Midstream. From 1998 to 1999 he was Vice President, Commercial Development for our midstream business. Since January 2011, Mr. Armstrong has served as Chairman of the Board and Chief Executive Officer of Williams Partners GP LLC, the general partner of Williams Partners L.P., where he was Senior Vice President — Midstream from February 2010, and Chief Operating Officer and a director from 2005. Since December 2012, Mr. Armstrong has served as a director of Access Midstream Partners GP, L.L.C., the general partner of Access Midstream Partners, L.P. (a midstream natural gas service provider), in which Williams owns an interest. Mr. Armstrong also serves on the Business Roundtable and the National Petroleum Council and as a director for the American Petroleum Institute. He is the past president of the Gas Processors Association. He is also the past Chairman and a current board member of the University of Oklahoma College of Engineering Board of Visitors. He serves as a member of the board of Junior Achievement, USA and as a member and the former Chairman of the Board of Directors of Junior Achievement of Oklahoma, Inc.

2012 Target Compensation1

Long-Term Incentives (LTI)
Performance-based RSUs	$2,200,000
Time-based RSUs	$1,000,000
Stock Options	$800,000
Annual Incentive Plan (AIP) at Target	$1,000,000
Base Pay	$1,000,000

Total Target Compensation	$6,000,000

Retirement Benefits
Pension (year over year change)	$143,834
Restoration Plan (year over year change)	$837,321
401(k) Company Match	$15,000

Payment Upon Termination

(As of December 31, 2012)

Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$7,717,102
Retirement	$0
Death or Disability	$9,021,495
Change in Control	$18,464,037

Stock Ownership Requirements

As of December 31, 2012, Mr. Armstrong’s ownership in our common stock exceeded the required CEO ownership threshold of six times base salary.

1  Please note that 2012 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

2012 Target Compensation Chart

Donald R. Chappel

Senior Vice President and Chief Financial Officer

Position held since April 2003.

Age: 61

Prior to joining Williams, Mr. Chappel held various financial, administrative, and operational leadership positions. Mr. Chappel is included in Institutional Investor magazine’s Best CFOs listing for 2013, 2012, 2011, 2010, 2008, 2007, and 2006. Since 2005, Mr. Chappel has served as Chief Financial Officer and a director of Williams Partners GP LLC, the general partner of Williams Partners L.P. Mr. Chappel was Chief Financial Officer, from 2007, and a director, from 2008, of Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P., until its merger with Williams Partners L.P. in 2010. Since December 2012, Mr. Chappel has served as a director of Access Midstream Partners GP, L.L.C., the general partner of Access Midstream Partners, L.P. (a midstream natural gas service provider), in which Williams owns an interest. Mr. Chappel is also a director of SUPERVALU Inc. (a grocery and pharmacy company), chairman of its finance committee, and a member of its audit committee. Mr. Chappel serves as a director of two not-for-profit organizations — The Children’s Hospital Foundation at St. Francis and Family & Children’s Services of Oklahoma.

2012 Target Compensation1

Long-Term Incentives (LTI)
Performance-based RSUs	$990,000
Time-based RSUs	$770,000
Stock Options	$440,000
Annual Incentive Plan (AIP) at Target	$472,500
Base Pay	$630,000

Total Target Compensation	$3,302,500
Retirement Benefits
Pension (year over year change)	$176,995
Restoration Plan (year over year change)	$494,141
401(k) Company Match	$15,000

Payment Upon Termination

(As of December 31, 2012)

Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$6,315,002
Retirement	$6,171,183
Death or Disability	$7,376,736
Change in Control	$12,637,111

Stock Ownership Requirements

As of December 31, 2012, Mr. Chappel’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary.

1  Please note that 2012 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

2012 Target Compensation Chart

Robyn L. Ewing

Senior Vice President – Chief Administrative Officer

Position held since January 2008

Age: 57

From May 2004 to April 2008 Ms. Ewing was Vice President of Human Resources. Prior to joining Williams, Ms. Ewing worked at MAPCO, which merged with Williams in April 1998. She began her career with Cities Service Company in 1976. Ms. Ewing is a member of the Executive Compensation Roundtable Group, the HR Policy Association, the Society for Human Management, the National Association of Corporate Directors and EWF International. Currently, Ms. Ewing serves on the boards of the Tulsa Performing Arts Center Trust, Tulsa Area United Way, Foundation for Tulsa Schools, Cancer Treatment Centers of America, Southwestern Regional Medical Center, Tulsa Community Foundation, OSU-Tulsa Board of Trustees and the River Parks Foundation.

2012 Target Compensation1

Long-Term Incentives (LTI)
Performance-based RSUs	$630,000
Time-based RSUs	$490,000
Stock Options	$280,000
Annual Incentive Plan (AIP) at Target	$296,400
Base Pay	$456,000

Total Target Compensation	$2,152,400
Retirement Benefits
Pension (year over year change)	$145,698
Restoration Plan (year over year change)	$308,659
401(k) Company Match	$15,000

Payment Upon Termination

(As of December 31, 2012)

Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$4,026,119
Retirement	$3,938,650
Death or Disability	$4,701,910
Change in Control	$8,271,740

Stock Ownership Requirements

As of December 31, 2012, Ms. Ewing’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary.

1  Please note that 2012 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

2012 Target Compensation Chart

Rory L. Miller

Senior Vice President – Atlantic - Gulf

Position held since January 2013

Age: 52

Effective since January 1, 2013 with Williams’ structural reorganization, Mr. Miller is Senior Vice President – Atlantic - Gulf. From December 2011 through 2012, Mr. Miller was Senior Vice President – Midstream, acting as President of our midstream business. He was a Vice President of our midstream business from May 2004 to December 2011. Mr. Miller also serves as a director and Senior Vice President – Atlantic - Gulf of Williams Partners GP LLC, the general partner of Williams Partners L.P. Mr. Miller is a member of the board of directors for the Gas Processors Association and the Natural Gas Supply Association.

2012 Target Compensation1

Long-Term Incentives (LTI)
Performance-based RSUs	$630,000
Time-Based RSUs	$490,000
Stock Options	$280,000
Annual Incentive Plan (AIP) at Target	$286,000
Base Pay	$440,000

Total Target Compensation	$2,126,000
Retirement Benefits
Pension (year over year change)	$126,647
Restoration Plan (year over year change)	$174,869
401(k) Company Match	$15,000

Payment Upon Termination

(As of December 31, 2012)

Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$2,789,063
Retirement	$0
Death or Disability	$3,321,804
Change in Control	$6,612,464

Stock Ownership Requirements

As of December 31, 2012, Mr. Miller’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary.

1  Please note that 2012 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

2012 Target Compensation Chart

  Craig L. Rainey

  Senior Vice President – General Counsel

  Position held since January 2011

  Age: 60

Mr. Rainey has served as Senior Vice President and General Counsel since January 2012. From February 2001 to January 2012, Mr. Rainey served as an Assistant General Counsel of Williams, primarily supporting our midstream business and former exploration and production business during that time. He joined Williams in 1999 as a senior counsel and has practiced law since 1977. He has also served as the General Counsel of the general partner of WPZ since January 2012. Mr. Rainey currently serves on the Board and Executive Committee for the Arts & Humanities Council of Tulsa.

2012 Target Compensation1

Long-Term Incentives (LTI)
Performance-based RSUs	$585,000
Time-based RSUs	$455,000
Stock Options	$260,000
Annual Incentive Plan (AIP) at Target	$260,000
Base Pay	$400,000

Total Target Compensation	$1,960,000
Retirement Benefits
Pension (year over year change)	$74,656
Restoration Plan (year over year change)	$85,360
401(k) Company Match	$15,000

Payment Upon Termination

(As of December 31, 2012)

Voluntary Termination	$0
Termination with Cause	$0
Involuntary Termination without Cause	$1,742,625
Retirement	$1,568,106
Death or Disability	$2,082,439
Change in Control	$4,790,838

Stock Ownership Requirements

As of December 31, 2012, Mr. Rainey’s ownership in our common stock exceeded the required NEO ownership threshold of three times base salary.

1 Please note that 2012 Compensation reflects target pay and consists of annual base pay, AIP at target, and the targeted long-term incentive grant. These amounts will differ from the Summary Compensation Table. The retirement benefits are valued in the same manner shown in the Summary Compensation Table.

2012 Target Compensation Chart

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) provides a detailed description of the objectives and principles of Williams’ executive compensation programs. It explains how compensation decisions are linked to performance as compared to the Company’s strategic goals and stockholder interests. Generally, Williams’ executive compensation programs apply to all officers, however this CD&A focuses on the Named Executive Officers (“NEOs”) for the Company for the 2012 fiscal year.

2012 Compensation Highlights

•

Exceeded our three-year annualized total shareholder return (“TSR”) stretch goals and performed well relative to our compensation comparator companies achieving a relative TSR performance in the top quartile of our comparator group in regards to our performance-based restricted stock units (“RSUs”) that were granted in 2009. The performance pay-out for these awards was certified at 178.9% due to surpassing our performance goals.

•

Adjusted the equity mix of the CEO’s 2012 equity award. The Compensation Committee (“Committee”) determined to increase the CEO’s performance-based RSU awards from 50% to 55% to more closely align compensation with the Company’s objectives and stockholders’ interests. The portion granted in stock options was reduced from 25% to 20% in 2012. The remaining 25% of his 2012 equity award remained in time-based RSUs.

•

Adjusted the equity mix of other NEOs’ 2012 equity awards. The Committee determined to increase other NEOs’ performance-based RSUs from 35% to 45% to more closely align compensation with the Company’s objectives and stockholder’s interests. The portion granted in time-based RSUs remained unchanged at 35% while the portion awarded in the form of stock options was reduced from 30% to 20%.

•

Changed our annual performance measures for 2012 short-term incentives, our Annual Incentive Program (“AIP”), in order to create more understanding and transparency with stockholders and employees. The 2012 annual performance measures were weighted measures of adjusted operating distributable cash flow, controllable costs, and fee-based revenue. Actual 2012 AIP performance was 103% of the target.

•

Updated our executive stock ownership guidelines. Effective January 1, 2014, unvested performance-based equity awards will no longer be counted towards shares owned in the executive stock ownership guidelines. This approach provides executive officers with time to manage their current holdings prior to implementing the guideline change.

•

Modified our stock ownership guidelines to introduce a holding requirement for both director and executive stock ownership guidelines to encourage and facilitate ownership in the Company. Directors must retain 60% of any distributed vested equity award until they have met the ownership guideline requirements. Executives must retain 50% of any vested equity award until they have met the ownership guidelines requirements.

•

Considered the annual say-on-pay “for” vote results of 98.8% as confirmation of stockholder continued support for our executive compensation decisions and practices. As a result, we have not made any changes to our overall executive compensation program.

•

Eliminated excise tax gross-ups from the Change in Control agreements, as disclosed in our 2012 Proxy, effective May 1, 2012. Communication to executives occurred in 2011 pursuant to terms of the agreements.

2012 Business Highlights

•

In February 2012, our consolidated master limited partnership Williams Partners L.P. (“WPZ” or “Williams Partners”) announced a new interstate gas pipeline project. The new 120-mile Constitution Pipeline will connect Williams Partners’ gathering system in Susquehanna County, Pennsylvania, to the

Iroquois Gas Transmission and Tennessee Gas Pipeline systems. We currently own 51 percent of Constitution Pipeline. This project, along with the newly acquired Laser Gathering System and our Springville pipeline are key steps in Williams Partners’ strategy to create the Susquehanna Supply Hub, a major natural gas supply hub in northeastern Pennsylvania. In April 2012, we began the Federal Energy Regulatory Commission (“FERC”) pre-filing process for this project and expect to file a FERC application during the second quarter of 2013.

•

In February 2012, WPZ completed the acquisition of 100 percent of the ownership interests in certain entities from Delphi Midstream Partners, LLC in exchange for $325 million in cash and WPZ common units valued at $441 million. These entities primarily own the Laser Gathering System, which is comprised of 33 miles of 16-inch natural gas pipeline and associated gathering facilities in the Marcellus Shale in Susquehanna County, Pennsylvania, as well as 10 miles of gathering lines in southern New York. This acquisition represents a strategic platform to enhance WPZ’s expansion in the Marcellus Shale by providing our customers with both operational flow assurance and marketing flexibility.

•

In March 2012, a settlement agreement was reached under which our majority-owned entities that owned and operated the El Furrial and PIGAP II gas compression facilities in Venezuela sold the assets of these facilities following their expropriation by the Venezuelan government in 2009. In connection with the settlement, we received $98 million of cash and the right to receive quarterly installments of $15 million through the first quarter of 2016. Also as part of this settlement, we received $63 million in cash in March 2012 related to a previous agreement to sell our interest in Accroven SRL.

•

During the first quarter of 2012, Northwest Pipeline filed a Stipulation and Settlement Agreement with the FERC for an increase in their rates. Northwest Pipeline received FERC approval during the second quarter of 2012. The new rates, which as filed are 7.4 percent higher than current rates, became effective January 1, 2013.

•

In April 2012, WPZ completed the acquisition of 100 percent of the ownership interest in Caiman Eastern Midstream, LLC in exchange for $1.72 billion in cash and WPZ common units valued at $603 million. The acquired entity operates a gathering and processing business in northern West Virginia, southwestern Pennsylvania and eastern Ohio. WPZ believes this acquisition will provide it with a significant footprint and growth potential in the NGL-rich portion of the Marcellus Shale.

•

In June 2012, the Boreal Pipeline was completed and placed in service. The Boreal Pipeline is a 261-mile, 12-inch diameter pipeline in Canada that transports recovered NGLs and olefins from our extraction plant in Fort McMurray to our Redwater fractionation facility. The pipeline has an initial capacity of 43 Mbbls/d that can be increased to an ultimate capacity of 125 Mbbls/d with additional pump stations. The ultimate capacity provides sufficient capacity to transport additional recovered liquids in excess of those from our current agreements.

•

In July 2012, WPZ formed Caiman Energy II, LLC with Caiman Energy, LLC and others to develop large-scale natural gas gathering and processing and the associated liquids infrastructure serving oil and gas producers in the Utica shale, primarily in Ohio and northwest Pennsylvania. As a result, WPZ plans to contribute $380 million through 2014 to fund a portion of Blue Racer Midstream, a joint project formed in December 2012 between Caiman Energy II, LLC and another party.

•

In September 2012, we signed a long-term agreement to provide gas processing to a producer in Canada’s oil sands near Fort McMurray, Alberta. To support the new agreement, we plan to build a new liquids extraction plant, supporting facilities and an extension of the Boreal Pipeline to enable transportation of the NGL/olefins mixture to our Redwater facility. The NGL/olefins recovered are initially expected to be approximately 12,000 bbls/d by mid-2015. The NGL/olefins mixture will be fractionated at our Redwater facilities into an ethane/ethylene mix, propane, polymer grade propylene, normal butane, an alkylation feed and condensate. To mitigate the associated ethane price risk, we have a long-term supply agreement with a third party customer.

•

In November 2012, we contributed to WPZ our 83.3 percent undivided interest and operatorship of an olefins-production facility located in Geismar, Louisiana, along with our refinery grade propylene splitter and pipelines in the Gulf region.

•

In November 2012, we completed the purchase of 10 liquids pipelines in the Gulf Coast region. The acquired pipelines will be combined with an organic build-out of several projects to expand our petrochemical services in that region. The projects are expected to be placed into service beginning in late 2014.

•

In December 2012, we made significant investments in Access Midstream Partners GP, L.L.C. (“Access GP”) and Access Midstream Partners, L.P. (“ACMP”) (collectively referred to as Access Midstream Partners) for approximately $2.19 billion in cash, including transaction costs. We now own a 50 percent indirect interest in Access GP which includes a 2 percent interest in ACMP and incentive distribution rights. In addition, we hold a 24 percent limited partner interest in ACMP, for a combined ownership interest of 25 percent. ACMP is a publicly traded master limited partnership that owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets, which bolsters our position in the Marcellus and Utica shale plays and adds diversity via the Eagle Ford, Haynesville, Barnett, Mid-Continent and Niobrara areas.

•

Following the spin-off of WPX Energy, Inc. (“WPX”) at the end of 2011 and in consideration of our growth plans, we initiated an organizational restructuring evaluation to better align resources to support an ongoing business strategy to provide large-scale energy infrastructure designed to maximize the opportunities created by the vast supply of natural gas, natural gas products, and crude oil that exists in North America. As a result of this evaluation, certain organizational changes were implemented January 1, 2013, that generally organize our businesses in geographically based operating areas and centralize certain operational support functions.

•

Set forth below is a chart comparing Williams’ cumulative total stockholder return on our common stock (assuming reinvestment of dividends) to the cumulative total return of the S&P 500 Stock Index and the median of our comparator company group. For more details on our comparator company group, see the CD&A section titled “Determining Our Comparator Group.” The graph below assumes an initial investment of $100 at the beginning of the period on December 31, 2009.

Compensation Summary

Objective of Our Compensation Programs

The role of compensation is to attract and retain the talent needed to drive stockholder value and to help our businesses meet or exceed financial and operational performance targets. Our compensation programs’ objective is to reward our NEOs and employees for successfully implementing our strategy to grow our business and create long-term stockholder value. To that end, in 2012 we used relative and absolute TSR to measure long-term performance; and we used adjusted operating distributable cash flow, controllable costs, and fee-based revenue to measure annual performance. We believe using separate long-term and annual metrics to incent and pay NEOs helped ensure that the business decisions made were aligned with the long-term interests of our stockholders.

Our Pay Philosophy

Our pay philosophy throughout the entire organization is to pay for performance, be competitive in the marketplace, and consider the value a job provides to the Company. Our compensation programs reward NEOs not just for accomplishing goals, but also for how those goals are pursued. We strive to reward the right results and the right behaviors while fostering a culture of collaboration and teamwork.

The principles of our pay philosophy influence the design and administration of our pay programs. Decisions about how we pay NEOs are based on these principles. The Committee uses several types of pay that are linked to both our long-term and short-term performance in the executive compensation programs. Included are long-term incentives, annual cash incentives, base pay, and benefits. The chart below illustrates the linkage between the types of pay we use and our pay principles.

Pay Principles	Long-term Incentives	Annual Cash Incentives	Base Pay	Benefits
Pay should reinforce business objectives and values.	✓	✓	✓
A significant portion of an NEO’s total pay should be variable based on performance.	✓	✓
Incentive pay should balance long-term, intermediate, and short-term performance.	✓	✓
Incentives should align interest of NEOs with stockholders.	✓	✓
Pay opportunities should be competitive.	✓	✓	✓	✓
A portion of pay should be provided to compensate for the core activities required for performing in the role.			✓	✓
Pay should foster a culture of collaboration with shared focus and commitment to our Company.	✓	✓

Our Commitment to Pay for Performance

We give significant consideration to the need to balance our pay philosophy and practices with affordability and sustainability. We continued to grant long-term incentives in the form of (1) performance-based RSUs, (2) time-based RSUs, and (3) stock options in 2012 to emphasize our commitment to pay for performance, enable ownership in the Company, and ensure appropriate retention of our NEOs.

Consistent with this commitment, we have granted performance-based RSUs to our NEOs since 2004. Performance-based RSUs awarded are only earned if we attain specific TSR results. We measure both relative TSR and absolute TSR as interdependent measures in determining the attainment level of our performance-based awards. Including absolute TSR ensures that we are delivering value to our stockholders, not simply performing well against our peers. Relative TSR may place us at the top of our peers; however, if we have not delivered value to our stockholders, awards would be limited. The companies in our comparator group typically only consider their performance relative to a defined peer group regardless of if their stockholders have experienced a return on their investment. We do believe it is to the benefit of our stockholders to also perform well against our peers; and therefore, additionally include a relative TSR measure in our performance-based equity awards to compare our TSR to the TSR of companies in our comparator group. Performance-based equity is a significant portion of our NEO compensation. Our commitment to pay for performance is emphasized by incorporating both absolute and relative TSR as the measures for our performance-based awards.

The performance-based RSU matrix included in this section shows how the two metrics work together to generate a performance multiple. The matrix demonstrates that a maximum payout is achieved only when we exceed our goals both in absolute and relative terms. If our relative TSR performance is below the median of our comparator company group, we only deliver a payout if our absolute performance is at least a 7.5% annualized TSR to our stockholders during the three-year period. Even then, the payout would be between 0% - 50% of the original grant. Similarly, relative TSR performance near or at the top of our comparator group would be capped at 60% of the original grant if we fail to return at least 7.5% to our stockholders. This would result in each NEO receiving well below the targeted award despite high relative TSR compared to our peers. This is in sharp contrast to the majority of our comparator group who determine a payout based only on relative TSR. Without delivering the threshold absolute return to stockholders, relative TSR that fails to exceed the median of the comparator group will not generate any payout.

The performance-based RSUs granted in 2009 and 2010 for the 2009-2011 and 2010-2012 performance periods exceeded targets set for both absolute and relative TSR at the beginning of each performance period resulting in strong performance scores of 178.9% and 188.24% respectively. Of note, the performance-based RSUs for 2007 and 2008 did not meet financial performance goals and resulted in the grants being cancelled. This resulted in each NEO losing a significant portion of pay that was targeted for 2007-2009 and 2008-2010.

In addition to performance-based long-term incentive awards, we also reward performance through our Annual Incentive Program. Each year, we set performance targets for the AIP during the first quarter. The weighted performance measures established in 2012 were adjusted operating distributable cash flow, controllable costs, and fee-based revenue. Actual 2012 AIP performance was 103% of the target.

Compensation Recommendation and Decision Process

Role of Management

In order to make pay recommendations, management provides the CEO with data from the annual proxy statements of companies in our comparator group along with pay information compiled from nationally recognized executive and industry related compensation surveys. The survey data is used to confirm that pay practices among companies in the comparator group are aligned with the market as a whole.

Role of the CEO

Before recommending base pay adjustments and long-term incentive awards to the Committee, our CEO reviews the competitive market information related to each of our other NEOs while also considering internal equity and individual performance.

For our 2012 annual cash incentive program, the CEO’s recommendation was based on business performance metrics with a potential adjustment for individual performance. Individual performance includes business unit results for the business unit leaders, achievement of business goals, and demonstrated key leadership competencies.

Role of the Other NEOs

Our other NEOs have no role in setting compensation for any of the NEOs.

Role of the Compensation Committee

For all NEOs, except the CEO, the Committee reviews the CEO’s recommendations, supporting market data, and individual performance assessments. In addition, the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., reviews all of the data and advises on the reasonableness of the CEO’s pay recommendations.

For the CEO, the Board meets in executive session without management present to review the CEO’s performance. In this session, the Board reviews:

•	Evaluations of the CEO completed by the board members and the executive officers (excluding the CEO);

•	The CEO’s written assessment of his/her own performance compared with the stated goals; and

•	Business performance of the Company relative to established targets as well as the financial and safety metrics presented as a supplement to business performance.

The Committee uses these evaluations and competitive market information provided by its independent compensation consultant to determine the CEO’s long-term incentive amounts, annual cash incentive target, base pay, and any performance adjustments to be made to the CEO’s annual cash incentive payment.

Role of the Independent Compensation Consultant

Frederic W. Cook & Co., Inc. is engaged directly by the Committee and assists the Committee in determining the compensation for our NEOs. To assist the Committee in discussions and decisions about compensation for our CEO, the Committee’s independent compensation consultant presents competitive market data that includes proxy data from the approved comparator group and published compensation data, using the same surveys and methodology used for our other NEOs (described in the “Role of Management” section in this CD&A). Our comparator group is developed by the Committee’s independent compensation consultant, with input from the Committee and management, and is approved by the Committee.

2012 Comparator Group

How We Use Our Comparator Group

We refer to publicly available information to analyze our comparator companies’ practices including how pay is divided among equity, annual incentives, base pay and other forms of compensation. This allows the Committee to ensure competitiveness and appropriateness of proposed compensation packages. When setting pay, the Committee uses market median information of our comparator group, as opposed to market averages, to ensure that the impact of any unusual events that may occur at one or two companies during any particular year is diminished from the analysis. If an event is particularly unusual and surrounded by unique circumstances, the data is completely removed from the assessment. Two of our comparator companies’ compensation data is not considered in our aggregate pay statistics due to significant pay practice differences, but are still considered in the analysis of company performance with regard to our performance-based equity awards.

Determining Our Comparator Group

Each year the Committee reviews the prior year’s comparator group to ensure that it is still appropriate. In 2011, recognizing the complete spin-off of our exploration and production business, the Committee adopted a new comparator group of companies for use beginning in 2012 that reflects our focus on the gas pipelines and midstream businesses.

Companies in our comparator group have a range of revenues, assets, and market capitalization. Business consolidation and unique operating models create some challenges in identifying comparator companies. Accordingly, we take a broad view of comparability to include organizations that are similar to us in some, but not all, respects. This results in compensation that is appropriately scaled and reflects comparable complexities in business operations. We typically aim for a comparator group of 15 to 25 companies so our comparisons will be valid.

The 2012 comparator group included the following 15 companies, which comprised a mix of both direct competitors and companies whose primary business was similar to at least one of our businesses.

		2011 Business Lines	End of 2011 Fiscal Year (dollars in millions)
Company Name	Ticker	Midstream	Gas Pipes	Revenue	Total Assets	Market Cap
CenterPoint Energy Inc.	CNP	X	X	$8,450	$21,703	$8,560
Dominion Resources	D	X	X	14,379	45,614	30,262
El Paso Corp.	EP	X	X	4,860	24,314	20,535
Enbridge Inc.	ENB	X	X	19,630	34,747	30,227
Energy Transfer Equity	ETE	X	X	8,241	20,897	9,048
EQT	EQT	X	X	1,640	8,773	8,191
Kinder Morgan	KMI	X	X	8,265	30,717	25,844
Nisource	NI	X	X	6,019	20,708	6,719
Oneok	OKE	X	X	14,806	13,697	9,007
Plains All American Pipeline LP	PAA	X	X	34,275	15,381	11,427
Sempra Energy	SRE		X	10,036	33,356	13,233
Southern Union Co.	SUG	X	X	2,666	8,271	5,258
Spectra Energy Corp.	SE	X	X	5,351	28,138	20,023
Targa Resources Corp.	TRGP	X		6,995	3,831	1,727
Transcanada Corp.	TRP		X	9,247	49,572	31,713
Company Count:	15	13	14
			25thpercentile	$5,852	$12,466	$7,823
			50thpercentile	$8,253	$21,300	$10,237
			75thpercentile	$11,122	$31,377	$21,862
The Williams Companies Inc.		X	X	$7,930	$16,502	$19,531
			Percent Rank	45%	35%	66%

In 2012, two companies, El Paso and Southern Union, were acquired and removed from our comparator company group. As a result, the Committee’s independent compensation consultant performed an extensive analysis and recommended four new companies to be added to the 2013 comparator group. The Committee determined to include the following companies, which comprise both a mix of direct competitors for business and talent in the energy sector.

Atmos Energy Corp. [1]	EQT	Southern Co. [1]
CenterPoint Energy Inc.	Kinder Morgan	Spectra Energy Corp.
Dominion Resources	Nisource	Targa Resources Corp.
Devon Energy Corp. [1]	Oneok	Transcanada Corp.
Enbridge Inc.	Plains All American Pipeline LP	WPX Energy Inc. [1]
Energy Transfer Equity	Sempra Energy

1 Indicates company added to the 2013 comparator group.

The compensation data of two of the 2013 comparator companies will not be considered in our aggregate pay statistics due to significant pay practice differences, but will be considered in the analysis of company performance with regards to our performance-based equity awards.

Our Pay Setting Process

Setting pay is an annual process that occurs during the first quarter of the year. The Committee completes a review to ensure we are paying competitively, equitably, and in a way that encourages and rewards performance.

The compensation data of our comparator group, disclosed in proxy statements, is the primary market data we use when benchmarking the competitive pay of our NEOs. Aggregate market data obtained from recognized third-party executive compensation survey companies (e.g. AonHewitt, Mercer, Towers Watson) is used to supplement and validate comparator group market data.

Although the Committee reviews relevant data as it designs compensation packages, setting pay is not an exact science. Because market data alone does not reflect the strategic competitive value of various roles within our Company, internal pay equity is also considered when making pay decisions. Because we take on an enterprise-wide perspective to promote collaboration and ensure our overall success, paying the NEOs equitably is important. Other considerations when making pay decisions for the NEOs include individual experience, sustained performance, historical pay, realized and realizable pay over three-years, and tally sheets that include annual pay and benefit amounts, wealth accumulated over the past five-years, and the total aggregate value of the NEOs’ equity awards and holdings.

When setting pay, we determine a target pay mix (distribution of pay among long-term incentives, annual incentives, base pay, and other forms of compensation) for the NEOs. The target pay mix for each NEO can be found in the Named Executive Officer Profile section included in this proxy statement and is illustrated in the pie charts below. Consistent with our pay-for-performance philosophy, the actual amounts paid, excluding benefits, are determined based on Company and individual performance. Because performance is a factor, the target versus actual pay mix will vary, specifically as it relates to the annual cash incentives and performance-based RSUs.

How We Determine the Amount for Each Type of Pay

Long-term incentives, annual cash incentives, base pay, and benefits accomplish different objectives. The table below illustrates a summary of the primary objectives associated with each component of pay listed in the order of most significance to the NEO’s total compensation. The table is followed by specific details regarding each pay component.

Type of Pay	Fixed or Variable	Form	Performance Period		Objective
Long-term Incentives		Performance-based RSUs Time-based RSUs Stock Options		—	Incents the accomplishment of long-term sustainable business goals
	Variable		Up to ten-years	—	Aligns interests of executives to our stockholders
				—	Promotes ownership in the Company
				—	Provides attraction and retention
Annual Cash Incentives (our AIP)				—	Incents the accomplishment of annual business goals
	Variable	Cash	One-year	—	Aligns interests of executives to our stockholders
				—	Provides attraction and retention
				—	Compensates for carrying out the duties of the job
Base Pay	Fixed	Cash	One-year	—	Recognizes individual experience, skills, and sustained performance
				—	Provides attraction and retention

Long-Term Incentives

To determine the value for long-term incentives granted to an NEO each year, we consider the following factors:

•	the proportion of long-term incentives relative to base pay;

•	the NEO’s impact on Company performance and ability to create value;

•	long-term business objectives;

•	awards made to executives in similar positions within our comparator group of companies;

•	the market demand for the NEO’s particular skills and experience;

•	the amount granted to other NEOs in comparable positions at the Company;

•	the NEO’s demonstrated performance over the past few years; and

•	the NEO’s leadership performance.

A summary of the long-term incentive program details for 2012 and 2013 are shown in the table below. The long-term incentive mix for the CEO differs from the mix for the other NEOs. Since the CEO has more opportunity to influence our financial results, the Committee considers it appropriate that a greater percentage of his long-term incentives are directly tied to the performance of the Company’s stock price. In 2012, the percentage being allocated to performance-based RSUs for both the CEO and NEOs increased.

	Performance-based RSUs	Time-based RSUs	Stock Options
CEO Equity Mix [1]	55%	25%	20%
NEO Equity Mix [2]	45%	35%	20%
Term	Three-years	Three-years	Ten-years
Frequency	Granted annually	Granted annually	Granted annually
Performance criteria	Absolute TSR and Relative TSR	Retention	Stock price appreciation
Vesting	Cliff vesting after three-years	Cliff vesting after three-years	Ratable vesting over three-years
Payout	Upon vesting, shares are distributed based on performance certification (0% - 200%)	Upon vesting, shares are distributed	Upon vesting, options are available to exercise
Dividends	No dividends	Dividend equivalents accrued and paid in cash upon vesting	No dividends

      1 - In 2011, the CEO’s equity mix was 50% performance-based RSUs, 25% time-based RSUs, and 25% stock options.

      2 - In 2011, the NEO’s equity mix was 35% performance-based RSUs, 35% time-based RSUs, and 30% stock options.

Minimum Vesting Period.  The 2007 Incentive Plan requires a minimum three-year vesting period for all restricted stock unit awards and at least a portion of all stock option awards.

2012 Performance-based RSUs Granted.  As mentioned in the “Our Commitment to Pay for Performance” section earlier, we believe it is important to measure TSR on both an absolute and a relative basis. The chart under that section provides the absolute and relative TSR targets for the 2012 performance-based restricted stock unit awards for the 2012 to 2014 performance period and the continuum that will determine the resulting potential payout level.

2009 Performance-based RSUs Earned.  The performance cycle for our 2009 performance-based RSUs ended at the end of 2011 and were distributed in 2012 upon vesting and performance certification. As discussed earlier in the CD&A, we exceeded the performance requirements established prior to the awards being granted in 2009. We surpassed the stretch goal for the annualized TSR and performed well relative to our comparator companies achieving a relative TSR performance in the top quartile of our comparator company group. Applying these results to the matrix below generated a 178.9% performance result.

100th%ile	60%	100%	125%	150%	175%	200%
75th %ile	30%	75%	100%	125%	150%	175%
50th %ile	0%	50%	75%	100%	125%	150%
25th %ile	0%	25%	50%	75%	100%	125%
< 25th%ile	0%	0%	0%	30%	60%	100%
	<8.0%	8.0%	11.5%	15.0%	18.5%	22.0%
		Threshold		Target		Stretch

Annualized Absolute TSR

2010 Performance-based RSUs Earned.  We also surpassed the three-year performance criteria for our 2010 performance-based RSU awards which ended at the end of 2012 and were distributed in 2013 upon vesting and performance certification. We exceeded the stretch goal for our annualized TSR and performed in the top quartile relative to our comparator company group. Applying these results to the matrix displayed in “Our Commitment to Pay for Performance” section generated a 188.24% performance result.

Time-Based RSUs.  We grant time-based RSUs to retain executives and to facilitate stock ownership. The use of time-based RSUs is also consistent with the practices of our comparator group of companies. In 2012, we began accruing dividend equivalents on our time-based RSUs in line with transformation into a high-growth, high-dividend energy infrastructure company. Our quarterly dividend has increased 308% since 2010, growing from $.11 to $.33875. Accrued dividend equivalents will only distribute upon vesting.

Stock Option Awards.  For recipients, stock options have value only to the extent the price of our common stock is higher on the date the options are exercised than it was on the date the options were granted.

Grant Practices.  The Committee typically approves our annual equity grant in February or early March of each year, shortly after the annual earnings release. The grant date for awards is on or after the date of such approval to ensure the market has time to absorb material information disclosed in the earnings release and reflect that information in the stock price. Our grant practices in 2012 were consistent with prior years. The grant date for off-cycle grants for individuals who are not NEOs, for reasons such as retention or new hires, is the first business day of the month following the approval of the grant. By using this consistent approach, we remove grant timing from the influence of the release of material information.

Stock Ownership Guidelines. Our program provides stock ownership guidelines for each of our NEOs and our Board of Directors as shown in the table below:

Position	Ownership Multiple	As a Percentage of	Holding / Retention Requirement
CEO	6x	Base Pay	50%, after taxes, until guidelines are met
NEO	3x	Base Pay	50%, after taxes, until guidelines are met
Board of Directors	5x	Annual Cash Retainer	60% until guidelines are met

The Committee annually reviews the guidelines for competitiveness and alignment with best practices and monitors the NEOs’ progress toward compliance. Shares owned outright and unvested performance-based and time-based RSUs currently count as owned for purposes of the program. As of January 1, 2014, performance-based equity awards will no longer be counted as shares owned. This provides NEOs one-year advance notice to manage their current holdings prior to implementing the guideline change. Stock options are not included as owned for purposes of the program. In 2012, the Committee replaced a five-year compliance time frame for both NEOs and Board members with holding / retention requirements. NEOs must retain 50% of any vested equity awards, net of taxes, until their ownership guidelines are met. Board members must retain 60% of distributed vested equity awards until their ownership guidelines are met. The Committee maintains discretion to modify the guidelines in special circumstances of financial hardship such as illness of the NEO, Board Member, or a family member thereof.

Annual Cash Incentives

As previously mentioned in the “Our Commitment to Pay for Performance” section, we pay annual cash incentives to encourage and reward our NEOs for making decisions that improve our performance in the near term as determined as one-year of performance through our AIP. The objectives of our annual incentive program are to:

•	motivate and incent management to choose strategies and investments that maximize long-term stockholder value;

•	offer sufficient incentive compensation to motivate management to put forth extra effort, take prudent risks, and make tough decisions to maximize stockholder value;

•	provide sufficient total compensation to retain management; and

•	limit the cost of compensation to levels that will maximize the wealth of current stockholders without compromising the other objectives.

The AIP Calculation.    In 2012, we changed our annual performance measures for 2012 short-term incentives to create more understanding and transparency with stockholders and employees. The 2012 AIP measures were weighted measures of adjusted operating distributable cash flow, controllable costs, and fee-based revenue. Each metric is directly aligned with our business strategy to operationally grow the business as well as continue to align with our dividend growth strategy.

Business Performance Metric	Weighting	Measuring	Importance
Adjusted Operating Distributable Cash Flow	40%	Cash generated	Enables us to create value for our stockholders by generating cash to grow our business and aligns with our high dividend growth strategy.
Controllable Costs	40%	Operating and maintenance (O&M) and general and administrative (G&A) costs	Encourages cost management discipline while achieving our growth strategy.
Fee-Based Revenue	20%	Revenue created from fee-based contracts	Creates a steady cash flow from our fee-based business for day to day operational and growth initiatives. Clearly measures growth and profitability without the influence of commodity price volatility.

NEOs’ AIP business performance is based on enterprise results of these business metrics in relation to established targets. We only use enterprise-level performance metrics for our NEOs in order to promote teamwork and collaboration by creating a shared goal for the overall Company performance. Our incentive program allows the Committee to make adjustments to these business performance metrics to reflect certain business events. When determining which adjustments are appropriate, we are guided by the principle that incentive payments should not result in unearned windfalls or impose undue penalties. In other words, we make adjustments to ensure NEOs are not rewarded for positive results they did not facilitate nor are they penalized for certain unusual circumstances outside their control.

Management regularly reviews with the Committee a supplemental scorecard reflecting the Company’s segment profit, earnings per share, cash flow from operations, stock price performance, Economic Value Added (“EVA®”)1, return on capital employed and safety to provide updates regarding the Company’s performance as well as to ensure alignment between these measures and the AIP’s business performance metrics. This scorecard provides the Committee with additional data to assist in determining final AIP awards.

The Committee’s independent compensation consultant annually compares our relative performance on various measures, including total stockholder return, earnings per share, and cash flow, with our comparator group of companies. The Committee also uses this analysis to validate the reasonableness of our AIP results.

1 Economic Value Added® (EVA®) is a registered trademark of Stern, Stewart & Co.

How We Set the 2012 AIP Goals.  Setting the business performance goals for the annual cash incentive program begins with internal budgeting and planning. This rigorous process includes an evaluation of the challenges and opportunities for the Company and each of our business units. The key steps are as follows:

•	The business and financial goals are created by the CEO, CFO, and NEOs and given to business groups and functional areas to create specific financial plans.

•	Business and financial plans are submitted by the business units and consolidated by the corporate planning department.

•	The business and financial plans are reviewed and analyzed by the CEO, CFO, and other NEOs.

Using the plan guidance, Management establishes the AIP goal and recommends it to the Committee.

•	The Committee reviews, discusses, and makes adjustments as necessary to management’s recommendations and sets the goal at the beginning of each fiscal year.

•	Thereafter, progress toward the goal is regularly monitored and reported to the Committee throughout the year.

The attainment percentage of AIP goals results in payment of annual cash incentives along a continuum between threshold and stretch levels, which corresponds to 0% through 200% of the NEO’s annual cash incentive target. NEOs have the possibility to exceed the stretch level up to 250% of their annual cash incentive target. The charts below show the goals for the 2012 annual cash incentive and the resulting payout level.

	(dollars in millions)
Measure	Threshold (0%)	Target (100%)	Stretch (200%)
Adjusted Operating Distributable Cash Flow	$1,907	$2,207	$2,507
Controllable Costs	($1,473)	($1,373)	($1,273)
Fee-Based Revenue	$2,854	$2,929	$3,004

Based on business performance relative to the established goals, the Committee certified performance results of $2,108 million in adjusted operating distributable cash flow, of ($1,309) million in controllable costs, and of $2,893 million fee-based revenue which resulted in an approved payment of the annual cash incentive program at 103% of target.

We calculate (a) Adjusted Operating Distributable Cash Flow as: segment profit, adjusted for certain items of income or loss that we characterize as unrepresentative of our ongoing operations; plus general corporate expenses; plus depreciation and amortization; less maintenance capital expenditures (b) Controllable Costs as: operating and maintenance costs and selling, general and administrative costs that are under the responsibility of a cost center manager; less certain expenses that are considered less controllable (such as pension and postretirement benefit costs) or have no net impact on financial performance (such as costs that are passed directly to customers) and (c) Fee-based Revenues as: total service revenues from our reportable segments before intercompany eliminations; less certain tracked revenues that have no net impact on financial performance. In addition, each measure above may be further adjusted as appropriate to avoid undue penalties or windfalls. (Italicized components include our proportionate share of such items recognized by our equity method investees.)

2012 NEO AIP Targets. The starting point to determine annual cash incentive targets (expressed as a percentage of base pay) is competitive market information, which gives us an idea of what other companies target to pay in annual cash incentives for similar jobs. We also consider the internal value of each job - i.e., how important the job is to executing our strategy compared to other jobs in the Company- before the target is set for the year. The annual cash incentive targets as a percentage of base pay for the NEOs in 2012 were as follows:

Position	Target
CEO	100%
CFO	75%
Other NEOs	65%

Determining 2012 AIP Awards. In 2012, the AIP for NEOs was funded when we attained an established level of business performance. Applying our business performance measurements to this annual cash incentive process encourages management to make business decisions that help drive long-term stockholder value. To determine the funding of the annual cash incentive, we use the following calculation for each NEO:

Actual payments may be adjusted upward to recognize individual performance that exceeded expectations, such as success toward our strategic objectives and individual goals and successful demonstration of the Company’s leadership competencies. Payments may also be adjusted downward if performance warrants.

2013 AIP Awards. The 2012 business performance metrics and weightings will remain unchanged in the 2013 AIP. We are introducing a safety modifier which may increase or decrease an NEO’s calculated 2013 AIP award by up to 5% based on performance relative to established safety measures.

Base Pay

Base pay compensates the NEOs for carrying out the duties of their jobs and serves as the foundation of our pay program. Most other major components of pay are set based on a relationship to base pay, including long-term and annual incentives, and retirement benefits.

Base pay for the NEOs, including the CEO, is set considering the market median, with potential individual variation from the median due to experience, skills, and sustained performance of the individual as part of our pay-for-performance philosophy. Performance is measured in two ways: through the “Right Results” obtained in the “Right Way.” Right Results considers the NEOs’ success in attaining their annual goals, business unit strategies, and personal development plans. Right Way reflects the NEOs’ behavior as exhibited through our organizational, operational, and people leadership competencies.

Benefits

Consistent with our philosophy to emphasize pay for performance, our NEOs receive very few perquisites (perqs) or supplemental benefits. They are as follows:

•

Retirement Restoration Benefits. NEOs participate in our qualified retirement program on the same terms as our other employees. We offer a retirement restoration plan to maintain a proportional level of pension benefits to our NEOs as provided to other employees. The Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits qualified pension benefits based on an annual compensation limit. For 2012, the limit was $250,000. Any limitation in an NEO’s pension benefit in the tax-qualified pension plan due to this limit is made up for (subject to a cap) in the unfunded retirement restoration plan. Benefits for NEOs are not enhanced and are calculated using the same benefit formula as that used to calculate benefits for all employees in the qualified pension plan. The compensation included in the retirement restoration benefit is consistent with pay considered for all employees in the qualified pension plan. Equity compensation, including RSUs and stock options, is not considered. Additionally, we do not provide a nonqualified benefit related to our qualified 401(k) defined contribution retirement plan.

•

Financial Planning Allowance. We offer financial planning to provide expertise on current tax laws to assist NEOs with personal financial planning and preparations for contingencies such as death and disability. Covered services include estate planning, tax planning, tax return preparation, wealth accumulation planning and other personal financial planning services. In addition, by working with a financial planner, NEOs gain a better understanding of and appreciation for the programs the Company provides, which helps to maximize the retention and engagement aspects of the dollars the Company spends on these programs.

•

Personal Use of Company Aircraft. The Company’s aircraft was not used during 2012 for discretionary personal use by the CEO or other NEOs. The CEO is allowed, but not required, to use the Company’s private aircraft for personal travel. Our policy for all other executive officers is to discourage personal use of the aircraft, but the CEO retains discretion to permit its use when he deems appropriate, such as when the destination is not well served by commercial airlines, personal emergencies, and the aircraft is not being used for business purposes. To the extent that NEOs use the Company’s private aircraft for personal travel, the NEO will be charged, as appropriate, in order to comply with the requirements of the Internal Revenue Code.

•

Executive Physicals. The Committee requires annual physicals for the NEOs. NEO physicals align with our wellness initiative as well as assist in mitigating risk. NEO physicals are intended to identify any health risks and medical conditions as early as possible in an effort to achieve more effective treatment and outcomes.

Event Center

We have a suite and club seats at two event centers that were purchased for business purposes. If they are not being used for business purposes, we make them available to all employees, including our NEOs, as a form of reward and recognition. This is not a perquisite to our NEOs because it is available to all employees.

Additional Components of our Executive Compensation Program

In addition to establishing the pay elements described above, we have adopted a number of policies to further the goals of the executive compensation program, particularly with respect to strengthening the alignment of our NEOs’ interests with stockholder long-term interests.

Employment Agreements. We do not enter into employment agreements with our NEOs.

Termination and Severance Arrangements. The NEOs are not covered under a severance plan. However, the Committee may exercise judgment and consider the circumstances surrounding each departure and may decide a severance package is appropriate. In designing a severance package, the Committee takes into consideration the NEO’s term of employment, past accomplishments, reasons for separation from the Company, and competitive market practice. The only pay or benefits an employee has a right to receive upon termination of employment are those that have already vested or which vest under the terms in place when equity was granted.

Change in Control Agreements. Our change in control agreements, in conjunction with the NEOs’ RSU agreements, provide separation benefits for our NEOs. Our program includes a double trigger for benefits and equity vesting. This means there must be a change in control and the NEO’s employment must terminate prior to receiving benefits under the agreement. This practice creates security for the NEOs but does not provide an incentive for the NEO to leave the Company. Our program is designed to encourage the NEOs to focus on the best interests of stockholders by alleviating their concerns about a possible detrimental impact to their compensation and benefits under a potential change in control, not to provide compensation advantages to NEOs for executing a transaction.

Our Committee reviews our change in control benefits annually to ensure they are consistent with competitive practice and aligned with our compensation philosophy. As part of the review, calculations are performed to determine the overall program cost to the Company if a change in control event were to occur and all covered NEOs were terminated as a result. An assessment of competitive norms, including the reasonableness of the elements of compensation received, is used to validate benefit levels for a change in control. In 2011, the Committee eliminated the excise tax gross-up provision from the change in control program. The Committee opted to provide a ‘best net’ provision providing our NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full, subjecting them to possible excise tax payments. We provided the one-year notice required by the NEOs’ change in control agreements in order to effect the change in 2012. The Committee continues to believe that offering a change in control program is appropriate and critical to attracting and retaining executive talent and keeping them aligned with stockholder interests in the event of a change in control.

The following chart details the benefits received if an NEO were to be terminated or resigned for a defined good reason following a change in control as well as an analysis of those benefits as it relates to the Company, stockholders, and the NEO. Please also see the “Change in Control Agreements” section in this proxy statement for further discussion of our change in control program.

Change in Control Benefit	What does the benefit provide to the Company and stockholders?	What does the benefit provide to the NEO?
Multiple of 2x to 3x base pay plus annual cash incentive at target	Encourages NEOs to remain engaged and stay focused on successfully closing the transaction.	Financial security for the NEO equivalent to two or three-years of continued employment.
Accelerated vesting of stock awards	An incentive to stay during and after a change in control. If there is risk of forfeiture, NEOs may be less inclined to stay or to support the transaction.	The NEOs are kept whole, if they have a separation from service following a change in control.
Up to 18 months of medical or health coverage through COBRA	This is a minimal cost to the Company that creates a competitive benefit.	Access to health coverage.
2x to 3x the previous year’s retirement restoration allocation	This is a minimal cost to the Company that creates a competitive benefit.	May allow those NEOs who are nearing retirement to receive a cash payment to make up for lost allocations due to a change in control.
Reimbursement of legal fees to enforce benefit	Keeps NEOs focused on the Company and not concerned about whether the acquiring company will honor commitments after a change in control.	Security during a non-stable period of time.
Outplacement assistance	Keeps NEOs focused on supporting the transaction and less concerned about trying to secure another position.	Assists NEOs in finding a comparable executive position.
“Best net” provision	Enables the change in control benefits to be delivered in as close a manner to the intended value of the benefits as possible.	Provides NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full, which would subject them to possible excise tax payments.

Derivative Transactions. Our insider trading policy applies to transactions in positions or interests whose value is based on the performance or price of our common stock. Because of the inherent potential for abuse, Williams prohibits officers, directors, and certain key employees from entering into short sales or use of equivalent derivative securities. Williams also prohibits officers, directors and key employees from including Williams securities in a margin account or pledging Williams securities as collateral for a loan.

Mitigating Risk

Although no compensation-related risk was identified as a top risk for 2012, the approach to determine if there were adverse compensation risks was similar to the process detailed in the “Corporate Governance and Board Matters — Corporate Governance — Board Oversight of Williams’ Strategic Risk Assessment” section of this proxy statement. After this thorough review and analysis, it was determined we do not have material adverse compensation-related risks. Our compensation plans are effectively designed and functioning to reward positive performance and motivate NEOs and employees to behave in a manner consistent with our stockholder interests, business strategies and objectives, ethical standards, and prudent business practices, along with our Core Values & Beliefs which are the foundation on which we conduct business. Our Core Values & Beliefs can be found on our website at www.williams.com from the Our Company tab. In fact, many elements of our executive pay program serve to mitigate excessive risk taking. For example:

•

Target Pay Mix. The target pay mix weighting of long-term incentives, annual cash incentives and base pay is consistent with comparator company practices and avoids placing too much value on any one element of compensation, particularly the annual cash incentive. The mix of our pay program is intended to motivate NEOs to consider the impact of decisions on stockholders in the short, intermediate, and long terms.

•	Annual Cash Incentive. Our annual cash incentive program does not allow for unlimited payouts. Cash incentive payments for NEOs cannot exceed 250% of target levels.

•	Performance-based Awards.

—

Our annual cash incentive and long-term incentive programs include performance-based awards. The entire annual cash incentive award is measured against performance targets, while a significant portion of the long-term equity awards provided to NEOs is in the form of performance-based RSUs and stock options. Performance-based RSUs have no value unless we achieve pre-determined three-year performance target thresholds. Stock options will have no value unless the stock price increases from the date of grant.

—	To drive a long-term perspective, all RSU awards vest at the end of three-years rather than vesting ratably on an annual basis.

—	NEOs’ incentive compensation performance is measured at the enterprise level rather than on a business unit level to ensure a focus on the overall success of the Company.

•

Stock Ownership Guidelines. As discussed in this CD&A, all NEOs, consistent with their responsibilities to stockholders, must hold an equity interest in the Company equal to a stated percentage of their base pay.

•

Recoupment Policy. In the event that financial results of the Company are significantly restated due to fraud or intentional misconduct, the Board of Directors will review any performance-based incentive payments, including payments under the AIP and performance-based (RSUs), paid to executive officers, who are found by the Board of Directors to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement and will, to the extent permitted by applicable law, seek recoupment from all executive officers of any amounts paid in excess of the amounts that would have been paid based on the restated financial results. In addition, the Company will take action to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) upon promulgation of final rules from the SEC.

•

Insider Trading Policy. Our insider trading policy prohibits NEOs and Directors, directly or through family members or other persons or entities, from buying or selling Williams’ securities or engaging in any other action to take personal advantage of material nonpublic information. In addition, if during the course of working for the Company, the NEO or Director learn of material nonpublic information about a competitor or a company with which Williams or an affiliate of Williams does or anticipates doing business with, they may not trade in that company’s securities until the information becomes public or is no longer material.

Accounting and Tax Treatment. We consider the impact of accounting and tax treatment when designing all aspects of pay, but the primary driver of our program design is to support our business objectives. Stock options and performance-based RSUs are intended to satisfy the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code and are therefore considered a tax deductible expense. Time-based RSUs do not qualify as performance-based and may not be fully deductible.

The annual cash incentive program satisfies the requirements for performance-based compensation as defined in Section 162(m) of the Internal Revenue Code and is therefore a tax deductible expense. For payments under our annual cash incentive program to be considered performance-based compensation under Section 162(m), the Committee can only exercise negative discretion relative to actual performance when determining the amount to be paid. In order to ensure compliance with Section 162(m), the Committee has established a target in excess of the maximum individual payout allowed to NEOs under our annual cash incentive program. Reductions are made each year and are not a reflection of the performance of the NEOs but rather ensure flexibility with respect to paying based upon performance.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

We have reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommend to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2012.

By the members of the Compensation Committee of the Board of Directors:

— Janice D. Stoney, Chair

— Frank T. MacInnis

— Steven W. Nance

— Murray D. Smith

— Laura A. Sugg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2012, Mesdames Stoney and Sugg, and Messrs. MacInnis, Nance, and Smith served on the Compensation Committee. None of these Committee members has ever been an officer or employee of the Company or any of our subsidiaries and none has an interlocking relationship requiring disclosure under applicable SEC rules.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

2012 Summary Compensation Table

The following table sets forth certain information with respect to the compensation of the NEOs earned during fiscal years 2012, 2011, and 2010.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Alan S.Armstrong	2012	$984,615	$—	$2,945,591	$902,198	$1,154,000	$981,155	$22,568	$6,990,127
President & Chief Executive Officer	2011 2010	900,000 493,208	— —	2,536,258 1,221,327	454,959 346,584	1,637,314 425,314	671,136 273,314	56,968 16,304	6,256,635 2,776,051
Donald R. Chappel	2012	630,000	—	1,795,121	541,315	553,000	431,565	16,803	3,967,804
Senior Vice President, Chief Financial Officer	2011 2010	627,231 610,154	— —	1,611,982 1,436,882	382,162 407,743	755,051 559,052	486,435 225,539	18,484 16,320	3,881,345 3,255,689
Robyn L. Ewing	2012	456,000	—	1,148,136	346,215	305,000	454,357	33,317	2,743,025
Senior Vice President, Chief Administrative Officer	2011 2010	— —	— —	— —	— —	— —	— —	— —	— —
Rory L. Miller	2012	435,385	—	1,107,002	333,813	291,000	301,516	19,910	2,488,626
Senior Vice President, Atlantic & Gulf	2011 2010	410,000 —	— —	1,151,459 —	272,973 —	364,000 —	283,890 —	15,753 —	2,498,075 —
Craig L. Rainey	2012	400,000	—	1,047,162	315,767	292,000	160,016	33,567	2,248,512
Senior Vice President, General Counsel	2011 2010	— —	— —	— —	— —	— —	— —	— —	— —

(1)

Stock Awards. Awards were granted under the terms of the 2007 Incentive Plan and include time-based and performance-based RSUs. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the stock awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2012.

The potential maximum values of the performance-based RSUs, subject to changes in performance outcomes, are as follows:

2012 Performance-Based
RSU Maximum potential
Alan S. Armstrong	$ 3,891,209
Donald R. Chappel	1,910,246
Robyn L. Ewing	1,221,763
Rory L. Miller	1,177,979
Craig L. Rainey	1,114,306

(2)

Option Awards. Awards are granted under the terms of the 2007 Incentive Plan and include non-qualified stock options. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the option awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2012.

(3)	Non-Equity Incentive Plan. The maximum annual incentive pool funding for NEOs is 250% of target.

(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings. The amount shown is the aggregate change from December 31, 2011 to December 31, 2012 in the actuarial present value of the accrued benefit under the qualified pension and non-qualified plan. Please refer to the “Pension Benefits” table for further details of the present value of the accrued benefit. The primary reason for the change in present value during this time is due to the use of updated discount rates and conversion rates.

(5)

All Other Compensation. Amounts shown represent payments made on behalf of the NEOs and include life insurance premiums, a 401(k) matching contribution, and perquisites (if applicable). Amounts do not include arrangements that are generally available to our employees and do not discriminate in scope, terms or operations in favor of our NEOs, such as relocation, medical, dental, and disability programs. Perquisites include financial planning services, mandated annual physical exam and personal use of the Company aircraft. If the NEO used the Company aircraft, the incremental cost method is used to calculate the personal use of the Company aircraft. The incremental cost calculation includes such items as fuel, maintenance, weather and airport services, pilot meals, pilot overnight expenses, aircraft telephone and catering. The amount of perquisites for Ms. Ewing and Mr. Rainey are included because their individual aggregate amounts exceed $10,000.

	Financial Planning	Annual Physical Exam	Company Aircraft Personal Usage
Robyn L. Ewing	$15,000	$2,146	$0
Craig L. Rainey.	13,726	3,814	0

Notable Items

The Compensation Committee considers the compensation of CEOs from similarly-sized comparator companies when setting Mr. Armstrong’s pay. It is the competitive norm for CEOs to be paid more than other NEOs. In addition, the Compensation Committee believes the difference in pay between the CEO and other NEOs is consistent with our compensation philosophy (summarized in the CD&A), which considers the external market and internal value of each job to the Company along with the incumbent’s experience and performance of the job in setting pay. The CEO’s job is different from the other NEOs because the CEO has ultimate responsibility for performance results and is accountable to the Board and stockholders. Consequently, the Compensation Committee believes it is appropriate for the CEO’s pay to be higher.

Mr. Chappel’s base pay, annual cash incentive target and long-term incentive amounts for 2012 are higher than other NEOs (other than the CEO) because of the impact of his role and market data. Because Mr. Chappel directly interfaces with stockholders and has greater accountability to stockholders, his pay is greater than that of the other NEOs, excluding the CEO.

Grants of Plan Based Awards

The following table sets forth certain information with respect to the grant of stock options, RSUs and awards payable under the Company’s annual cash incentive plan during the last fiscal year to the NEOs.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Alan S. Armstrong	2/27/2012	$—	$984,615	$2,461,539					159,681	$29.11	$902,198
	2/27/2012				—	84,518	169,036				1,945,604
	2/27/2012							34,352			999,987
Donald R. Chappel	2/27/2012	—	472,500	1,181,250					95,808	29.11	541,315
	2/27/2012				—	41,491	82,982				955,123
	2/27/2012							28,856			839,998
Robyn L. Ewing	2/27/2012	—	296,400	741,000					61,277	29.11	346,215
	2/27/2012				—	26,537	53,074				610,882
	2/27/2012							18,456			537,254
Rory L. Miller	2/27/2012	—	283,000	707,500					59,082	29.11	333,813
	2/27/2012				—	25,586	51,172				588,990
	2/27/2012							17,795			518,012
Craig L. Rainey	2/27/2012	—	260,000	650,000					55,888	29.11	315,767
	2/27/2012				—	24,203	48,406				557,153
	2/27/2012							16,833			490,009

Note: Information provided is as of the close of market on December 31, 2012.

(1)	Non-Equity Incentive Awards. Awards from the 2012 AIP are shown.

•	Threshold: At threshold the 2012 AIP awards are zero.

•	Target: The amount shown is based upon a business performance attainment of 100%.

•	Maximum: The maximum amount the NEOs can receive is 250% of their AIP target.

(2)

Represents performance-based RSUs granted under the 2007 Incentive Plan. Performance-based RSUs can be earned over a three-year period only if the established performance target is met and the NEO is employed on the certification date, subject to certain exceptions such as the executive’s death, disability or retirement. Under any circumstances these shares will be distributed no earlier than the third anniversary of the grant other than due to a termination upon a change in control. If performance plan goals are exceeded, the NEO can receive up to 200% of target. If plan threshold goals are not met, the NEO’s awards are cancelled in their entirety.

(3)	Represents time-based RSUs granted under the 2007 Incentive Plan. Time-based units vest three-years from the grant date of 2/27/2012 on 2/27/2015.

(4)

Represents stock options granted under the 2007 Incentive Plan. Stock options granted in 2012 become exercisable in three equal annual installments beginning one-year after the grant date. One-third of the options vested on 2/27/2013. Another one-third will vest on 2/27/2014, with the final one-third vesting on 2/27/2015. Once vested, stock options are exercisable for a period of 10 years from the grant date.

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards held by the NEOs at the end of 2012.

	Option Awards						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units of Stock or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
Alan S. Armstrong	2/27/2012	—	159,681		$29.11	2/27/2022	2/27/2012	(2)			34,352	$1,124,684
	2/24/2011	24,161	48,325		24.21	2/24/2021	2/27/2012	(3)			84,518	2,767,119
	2/23/2010	40,430	20,216		17.28	2/23/2020	2/24/2011	(2)			33,648	1,101,636
	2/23/2009	108,587	—		8.85	2/23/2019	2/24/2011	(3)			67,297	2,203,304
	2/25/2008	37,420	—		29.72	2/25/2018	2/23/2010	(2)			36,672	1,200,641
	2/26/2007	41,660	—		23.04	2/26/2017	2/23/2010	(3)			36,672	1,200,641
	3/3/2006	29,648	—		17.65	3/3/2016
	2/25/2005	40,060	—		15.71	2/25/2015
	2/5/2004	55,083	—		8.09	2/5/2014

Donald R. Chappel	2/27/2012	—	95,808		$29.11	2/27/2022	2/27/2012	(2)			28,856	$944,745
	2/24/2011	20,295	40,592		24.21	2/24/2021	2/27/2012	(3)			41,491	1,358,415
	2/23/2010	47,564	23,784		17.28	2/23/2020	2/24/2011	(2)			32,974	1,079,569
	2/23/2009	135,733	—		8.85	2/23/2019	2/24/2011	(3)			32,974	1,079,569
	2/25/2008	62,367	—		29.72	2/25/2018	2/23/2010	(2)			43,144	1,412,535
	2/26/2007	59,515	—		23.04	2/26/2017	2/23/2010	(3)			43,144	1,412,535
	3/3/2006	51,495	—		17.65	3/3/2016
	2/25/2005	55,083	—		15.71	2/25/2015
	2/5/2004	75,113	—		8.09	2/5/2014

Robyn L. Ewing	2/27/2012	—	61,277		$29.11	2/27/2022	2/27/2012	(2)			18,456	$604,249
	2/24/2011	12,563	25,130		24.21	2/24/2021	2/27/2012	(3)			26,537	868,821
	2/23/2010	30,917	15,459		17.28	2/23/2020	2/24/2011	(2)			20,413	668,322
	2/23/2009	81,439	—		8.85	2/23/2019	2/24/2011	(3)			20,413	668,322
	2/25/2008	11,344	—		29.72	2/25/2018	2/23/2010	(2)			28,044	918,161
	2/26/2007	12,497	—		23.04	2/26/2017	2/23/2010	(3)			28,044	918,161
	3/3/2006	14,418	—		17.65	3/3/2016
	2/25/2005	23,034	—		15.71	2/25/2015

Rory L. Miller	2/27/2012	—	59,082		$29.11	2/27/2022	2/27/2012	(2)			17,795	$582,608
	2/24/2011	14,496	28,995		24.21	2/24/2021	2/27/2012	(3)			25,586	837,686
	2/23/2010	4,586	4,589		17.28	2/23/2020	2/24/2011	(2)			23,554	771,158
	2/23/2009	10,092	—		8.85	2/23/2019	2/24/2011	(3)			23,554	771,158
	2/25/2008	10,507	—		29.72	2/25/2018	2/23/2010	(2)			8,145	266,667
	2/26/2007	10,890	—		23.04	2/26/2017	2/23/2010	(3)			5,090	166,647
	3/3/2006	5,617	—		17.65	3/3/2016
	2/25/2005	8,763	—		15.71	2/25/2015
	6/14/2004	1,669	—		9.54	6/14/2014

Craig L. Rainey	2/27/2012	—	55,888		$29.11	2/27/2022	2/27/2012	(2)			16,833	$551,112
	2/24/2011	4,334	8,672		24.21	2/24/2021	2/27/2012	(3)			24,203	792,406
	2/23/2010	8,140	4,073		17.28	2/23/2020	2/24/2011	(2)			6,960	227,870
	2/23/2009	17,913	—		8.85	2/23/2019	2/24/2011	(3)			4,349	142,386
	2/25/2008	9,340	—		29.72	2/25/2018	2/23/2010	(2)			7,229	236,677
	2/26/2007	7,618	—		23.04	2/26/2017	2/23/2010	(3)			4,518	147,919
	3/3/2006	3,496	—		17.65	3/3/2016

Information provided is as of the close of market on December 31, 2012.

Note: On December 31, 2011, we completed a tax-free spinoff of 100 percent of our exploration and production business, WPX Energy, Inc. (“WPX”), to our stockholders. At that time, we distributed one share of WPX common stock for every three shares of Williams’ common stock. As required under our 2007 Incentive Plan, we adjusted all outstanding equity awards on December 31, 2011 by applying an equity conversion factor. The intent of the equity conversion was to prevent dilution or enlargement of the benefits available under our incentive plans. The conversion resulted in increasing the number of WMB RSUs and stock options granted after January 1, 2006, in order to maintain the intrinsic value of these grants at the time of the spinoff. Stock options that were granted prior to December 31, 2005, were adjusted to provide both WMB stock options and WPX stock options using a distribution ratio of 3 to 1. All stock awards and option awards, including option exercise price, granted prior to January 1, 2012 have been adjusted accordingly.

Stock Options

(1)	The following table reflects the vesting schedules for associated stock option grant dates for awards that were not 100% vested as of December 31, 2012.

Grant Date	Vesting Schedule	Vesting Dates
2/27/2012	One-third vests each year for three-years	2/27/2013, 2/27/2014, 2/27/2015
2/24/2011	One-third vests each year for three-years	2/24/2012, 2/24/2013, 2/24/2014
2/23/2010	One-third vests each year for three-years	2/23/2011, 2/23/2012, 2/23/2013

Note: Mr. Armstrong, Mr. Chappel, Ms. Ewing, and Mr. Miller have outstanding WPX stock options as a result of the equity conversion on December 31, 2011 in conjunction with the WPX spinoff. Mr. Armstrong’s, Mr. Chappel’s, and Mr. Miller’s outstanding WPX stock options from 2004 are in the amounts of 18,361, 25,037, and 557 respectively. These awards have expiration dates in 2014. Mr. Armstrong’s, Mr. Chappel’s, Ms. Ewing’s and Mr. Miller’s outstanding WPX stock options from 2005 are in the amounts of 13,353, 18,361, 7,678, and 2,921 respectively. These awards have expiration dates in 2015.

Stock Awards

(2)	The following table reflects the vesting dates for associated time-based restricted stock unit award grant dates:

Grant Date	Vesting Schedule	Vesting Dates
2/27/2012	100% vests in three-years	2/27/2015
2/24/2011	100% vests in three-years	2/24/2014
2/23/2010	100% vests in three-years	2/23/2013

(3)	All performance-based RSUs are subject to attainment of performance targets established by the Compensation Committee. These awards will vest no earlier than the end of the performance period and therefore do not have a specific vesting date. The awards included on the table are outstanding as of December 31, 2012.

(4)	Values are based on a closing stock price of $32.74 on December 31, 2012.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to options exercised by the NEO and stock that vested during fiscal year 2012:

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Alan S. Armstrong	17,944	$491,137	200,473	$5,825,745
Donald R. Chappel	175,266	4,750,872	250,592	7,282,204
Robyn L. Ewing	—	—	150,355	4,369,316
Rory L. Miller	30,727	501,074	26,871	780,871
Craig L. Rainey	—	—	23,851	693,110

The Compensation Committee determines pay based on a target total compensation amount. While the Compensation Committee reviews tally sheet and wealth accumulation information on each NEO, thus far, amounts realized from previous equity grants have not been a material factor when the Committee determines pay. How much compensation the NEOs actually receive is significantly impacted by the stock market performance of the Company’s shares.

(1)	Additionally, in conjunction with the equity conversion as mentioned in the “Outstanding Equity Awards” table, Mr. Armstrong, Mr. Chappel, and Mr. Miller exercised 5,981, 58,421, and 3,477 WPX stock options respectively.

Retirement Plan

The retirement plan for the Company’s executives consists of two plans: the pension plan and the retirement restoration plan as described below. Together these plans provide the same level of benefits to our executives as the pension plan provides to all other employees of the Company. The retirement restoration plan was implemented to address the annual compensation limit of the Internal Revenue Code.

Pension Plan

Our executives who have completed one-year of service participate in our pension plan on the same terms as our other employees. Our pension plan is a noncontributory, tax qualified defined benefit plan (with a cash balance design) subject to the Employee Retirement Income Security Act of 1974, as amended.

Each year, participants earn compensation credits that are posted to their cash balance account. The annual compensation credits are equal to the sum of a percentage of eligible pay (base pay and certain bonuses) and a percentage of eligible pay greater than the social security wage base. The percentage credited is based upon the participant’s age as shown in the following table:

Age	Percentage of Eligible Pay		Percent of Eligible Pay Greater than the Social Security Wage Base
Less than 30	4.5%	+	from 1% to 1.2%
30-39	6%	+	2%
40-49	8%	+	3%
50 or over	10%	+	5%

For participants who were active employees and participants under the plan on March 31, 1998, and April 1, 1998, the percentage of eligible pay is increased by 0.3% multiplied by the participant’s total years of benefit service earned as of March 31, 1998.

In addition, interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan.

The monthly annuity available to those who take normal retirement is based on the participant’s account balance as of the date of retirement. Normal retirement age is 65. Early retirement eligibility begins at 55. At retirement, participants may choose to receive a single-life annuity (for single participants) or a qualified joint and survivor annuity (for married participants) or they may choose one of several other forms of payment having an actuarial value equal to that of the relevant annuity.

Retirement Restoration Plan

The Internal Revenue Code limits pension benefits based on the annual compensation limit that can be accrued in tax-qualified defined benefit plans, such as our pension plan. Any reduction in an executive’s pension benefit accrual due to these limits will be compensated, subject to a cap, under an unfunded top hat plan — our retirement restoration plan.

The elements of compensation that are included in applying the payment and benefit formula for the retirement restoration plan are the same elements that are used, except for application of a cap, in the base pension plan for all employees. The elements of pay included in that definition are total base pay, including any overtime, base pay-reduction amounts, and cash bonus awards, if paid (unless specifically excluded under a written bonus or incentive-pay arrangement). Specifically excluded from the definition are severance pay, cost-of-living pay, housing pay, relocation pay (including mortgage interest differential), taxable and non-taxable fringe benefits, and all other extraordinary pay, including any amounts received from equity compensation awards.

With respect to bonuses, annual cash incentives are considered in determining eligible pay under the pension plan. Long-term equity compensation incentives are not considered.

Pension Benefits

The following table sets forth certain information with respect to the actuarial present value of the accrued benefit as of December 31, 2012 under the qualified pension plan and retirement restoration plan:

Name	Plan Name	Number of Years Credited Services	Present Value of Accrued Benefit (1)	Payments During Last Fiscal Year
Alan S. Armstrong	Pension Plan	27	$741,399	$—
	Retirement Restoration Plan	27	2,256,985	—
Donald R. Chappel (2)	Pension Plan	10	390,191	—
	Retirement Restoration Plan	10	2,092,909	—
Robyn L. Ewing (2)	Pension Plan	32	930,946	—
	Retirement Restoration Plan	32	1,324,000	—
Rory L. Miller	Pension Plan	23	688,734	—
	Retirement Restoration Plan	23	486,040	—
Craig L. Rainey (2)	Pension Plan	13	485,774	—
	Retirement Restoration Plan	13	308,051	—

(1)

The primary actuarial assumptions used to determine the present values include an annual interest credit to normal retirement age equal to 4.75% and a discount rate equal to 3.44% for the pension plan and discount rate equal to 3.17% for the retirement restoration plan.

(2)	Mr. Chappel, Ms. Ewing, and Mr. Rainey are the only NEOs eligible to retire as of 12/31/2012.

Nonqualified Deferred Compensation

We do not provide other nonqualified deferred compensation for any of our NEOs or other employees.

Change in Control Agreements

We have entered into change in control agreements with each of our NEOs to facilitate continuity of management if there is a change in control of the Company.

If during the term of a change in control agreement, a “change in control” occurs and (i) the employment of any NEO is terminated other than for “cause,” “disability,” death or a “disqualification disaggregation” or (ii) an NEO resigns for “good reason,” such NEO is entitled to the following:

•	Within 10 business days after the termination date:

—	Accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment);

•	On the first business day following six months after the termination date:

—	Prorated annual cash incentive for the year of separation through the termination date (lump sum payment);

—

A severance amount equal to three times the sum of his/her base salary and annual cash incentive amount for executive officers, as of the termination date (lump sum payment). The annual cash incentive amount is equal to his/her target percentage multiplied by his/her base salary in effect at the termination date as if performance goals were achieved at 100%;

—	An amount equal to three times for executive officers, the total allocations made by Williams for the NEO in the preceding calendar year under our retirement restoration plan (lump sum payment);

—	An amount equal to the sum of the value of the unvested portion of the NEO’s accounts or accrued benefits under the Company’s 401K plan that would have otherwise been forfeited (lump sum payment);

•

Continued participation in the Company’s medical benefit plans for so long as the NEO elects coverage or 18 months from the termination, whichever is less, in the same manner and at the same cost as similarly situated active employees;

•	All restrictions on stock options held by the NEO will lapse, and the options will vest and become immediately exercisable;

•	All restricted stock will vest and will be paid out only in accordance with the terms of the respective award agreements;

•	Continued participation in the Company’s directors’ and officers’ liability insurance for six-years or any longer known applicable statute of limitations period;

•	Indemnification as set forth under the Company’s By-laws; and

•	Outplacement benefits for six months at a cost not exceeding $25,000 for NEOs.

The Committee eliminated the excise tax gross-up provision from the change in control program and opted to provide a ‘best net’ provision providing our NEOs with the better of their after-tax benefit capped at the safe harbor amount or their benefit paid in full, subjecting them to possible excise tax payments. The NEOs received notification of this change in 2011 with the change occurring May 1, 2012.

If an NEO’s employment is terminated for “cause” during the period beginning upon a change of control and continuing for two-years or until the termination of the agreement, whichever happens first, the NEO is entitled to accrued but unpaid base salary, accrued earned but unpaid cash incentive, accrued but unpaid paid time off, and any other amounts or benefits due but not paid (lump sum payment).

The agreements with our NEOs use the following definitions:

“Cause” means an NEO’s

•	Conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	Willful or reckless material misconduct in the performance of his/her duties that has an adverse effect on Williams or any of its subsidiaries or affiliates;

•	Willful or reckless violation or disregard of the code of business conduct of Williams or the policies of Williams or its subsidiaries; or

•	Habitual or gross neglect of his/her duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO or acts or omissions with respect to which the Board could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under the Company’s By-laws, indemnification agreement, or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change of control and continuing for two-years or until the termination of the agreement, whichever happens first. An NEO’s act or failure to act (except as relates to a conviction or plea of nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of Williams or its affiliate or required by law shall not be Cause if the NEO cures the action or non-action within 10 days of notice. Furthermore, no act or failure to act will be Cause if the NEO acted under the advice of Williams’ counsel or required by the legal process.

“Change in control” means:

•

Any person or group (other than an affiliate of Williams or an employee benefit plan sponsored by Williams or its affiliates) becomes a beneficial owner, as such term is defined under the Exchange Act, of 20% or more of the Company’s common stock or 20% or more of the combined voting power of all securities entitled to vote generally in the election of directors (“Voting Securities”), unless such person owned both more than 75% of common stock and Voting Securities, directly or indirectly, in substantially the same proportion immediately before such acquisition;

•

The Williams directors as of a date of the agreement (“Existing Directors”) and directors approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of the directors of Williams;

•

Consummation of any merger, reorganization, recapitalization consolidation, or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the person who was the direct or indirect owner of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owner of at least 65% of the then outstanding common stock and Voting Securities representing 65% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportion as that person’s ownership immediately before such Reorganization Transaction; or

•

Approval by the stockholders of Williams of the sale or other disposition of all or substantially all of the consolidated assets of Williams or the complete liquidation of Williams other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by Williams immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of outstanding Williams common stock and Voting Securities prior to the transaction continuing to own, directly or indirectly, 50% or more of the assets that were owned by Williams immediately prior to the transaction.

A change in control will not occur if:

•	The NEO agrees in writing prior to an event that such an event will not be a change in control; or

•

The Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his/her duties for twelve months or more and for which he is receiving income replacement benefits from a Company plan for not less than three months.

“Disqualification disaggregation” means:

•	The termination of an NEO from Williams or an affiliate’s employment before a change in control for any reason; or

•

The termination of an NEO’s employment by a successor (during the period beginning upon a change of control and continuing for two-years or until the termination of the agreement, whichever happens first), if the NEO is employed in substantially the same position and the successor has assumed the Williams change in control agreement.

“Good reason” means, generally, a material adverse change in the NEO’s title, position, or responsibilities, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to Company peers, a successor company’s failure to honor the agreement, or the failure of the Board to provide written notice of the act or omission constituting “cause.”

Termination Scenarios

The following table sets forth circumstances that provide for payments to the NEOs following or in connection with a change in control of the Company or an NEO’s termination of employment for cause, upon retirement, upon death and disability, or not for cause. NEOs are generally eligible to retire at the earlier of age 55 and completion of 3 years of service or age 65.

All values are based on a hypothetical termination date of December 31, 2012 and a closing stock price of $32.74 on such date. The values shown are intended to provide reasonable estimates of the potential benefits the NEOs would receive upon termination. The values are based on various assumptions and may not represent the actual amount an NEO would receive. In addition to the amounts disclosed in the following table, a departing NEO would retain the amounts he/she has earned over the course of his/her employment prior to the termination event, including accrued retirement benefits and previously vested stock options and restricted stock units.

Name	Payment	For Cause(1)	Retirement(2)	Death & Disability(3)	Not for Cause(4)	CIC(5)
Alan S. Armstrong	Stock options	—	$—	$1,304,394	$—	$1,304,394
	Stock awards	—	—	6,717,102	6,717,102	9,639,119
	Annual Cash Incentive	—	—	1,000,000	1,000,000	1,000,000
	Cash Severance	—	—	—	—	6,000,000
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	24,914
	Retirement Restoration Plan Enhancement	—	—	—	—	470,611
	Forfeiture Due to “Best Net” Provision	—	—	—	—	—
	Total	—	—	$9,021,495	$7,717,102	$18,464,037
Donald R. Chappel	Stock options	—	1,061,733	1,061,733	—	1,061,733
	Stock awards	—	4,636,949	5,842,502	5,842,502	7,321,886
	Annual Cash Incentive	—	472,500	472,500	472,500	472,500
	Cash Severance	—	—	—	—	3,307,500
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	24,914
	Retirement Restoration Plan Enhancement	—	—	—	—	423,577
	Forfeiture Due to “Best Net” Provision	—	—	—	—	—
	Total	—	$6,171,183	$7,376,736	$6,315,002	$12,637,111
Robyn L. Ewing	Stock options	—	675,791	675,791	—	675,791
	Stock awards	—	2,966,460	3,729,719	3,729,719	4,668,113
	Annual Cash Incentive	—	296,400	296,400	296,400	296,400
	Cash Severance	—	—	—	—	2,257,200
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	24,914
	Retirement Restoration Plan Enhancement	—	—	—	—	324,322
	Forfeiture Due to “Best Net” Provision	—	—	—	—	—
	Total	—	$3,938,650	$4,701,910	$4,026,119	$8,271,740
Rory L. Miller	Stock options	—	—	532,741	—	532,741
	Stock awards	—	—	2,503,063	2,503,063	3,417,211
	Annual Cash Incentive	—	—	286,000	286,000	286,000
	Cash Severance	—	—	—	—	2,178,000
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	15,915
	Retirement Restoration Plan Enhancement	—	—	—	—	157,597
	Forfeiture Due to “Best Net” Provision	—	—	—	—	—
	Total	—	—	$3,321,804	$2,789,063	$6,612,464

Name	Payment	For Cause(1)	Retirement(2)	Death & Disability(3)	Not for Cause(4)	CIC(5)
Craig L. Rainey	Stock options	—	339,814	339,814	—	339,814
	Stock awards	—	968,291	1,482,625	1,482,625	2,118,509
	Annual Cash Incentive	—	260,000	260,000	260,000	260,000
	Cash Severance	—	—	—	—	1,980,000
	Outplacement	—	—	—	—	25,000
	Health & Welfare	—	—	—	—	17,249
	Retirement Restoration Plan Enhancement	—	—	—	—	50,266
	Forfeiture Due to “Best Net” Provision	—	—	—	—	—
	Total	—	$1,568,106	$2,082,439	$1,742,625	$4,790,838

(1)	If a NEO is terminated for cause or leaves the company voluntarily, no additional benefits will be received.
(2)	Mr. Chappel, Ms. Ewing, and Mr. Rainey are the only NEOs eligible to retire as of 12/31/2012. If a NEO retires, then the annual cash incentive for the year of separation is pro-rated to the retirement date and is paid when all active employees’ annual cash incentives are paid after the company performance is certified. All unvested stock options will fully accelerate. A pro-rated portion of the unvested time based restricted stock units will accelerate and a pro-rated portion of any performance-based restricted stock units will vest on the original vesting date if the Compensation Committee certifies that the performance measures were met. The annual cash incentive award estimates, as of 12/31/2012, are shown at target.
(3)

If a NEO dies or becomes disabled, then the annual cash incentive for the year of separation is pro-rated through the separation or leave date and is paid when all active employees’ annual cash incentives are paid after the company performance is certified. All unvested stock options will fully accelerate. All unvested time-based restricted stock units will fully accelerate, and a pro-rated portion of any performance-based restricted stock units will vest if the Compensation Committee certifies that the performance measures were met. The annual cash incentive award estimates, as of 12/31/2012, are shown at target.

(4)

For an NEO who is involuntarily terminated and who receives severance or for an NEO whose termination is due to the sale of a business or outsourcing any portion of a business and for whom no comparable internal offer of employment is made, all unvested time-based restricted stock units will fully accelerate and a pro-rated portion of any performance-based restricted stock units will vest if the Compensation Committee certifies that the performance measures were met. However all unvested stock options cancel. If this separation occurs during the last quarter of the fiscal year, the annual cash incentive for the year of separation is pro-rated through the separation or leave date and is paid when all active employees’ annual cash incentives are paid after the company performance is certified. The annual cash incentive award estimates, as of 12/31/2012, are shown at target.

(5)	See “Change in Control Agreements” above.

Please note that we make no assumptions as to the achievement of performance goals as it relates to the performance-based restricted stock units. If an award is covered by Section 409A of the Internal Revenue Code, lump sum payments and distributions occurring from these events will occur six months after the triggering event as required by the Internal Revenue Code and our award agreements.

COMPENSATION OF DIRECTORS

Only non-employee directors receive director fees. In 2012, the Company paid non-employee directors:

•	$110,000 annual retainer paid in quarterly cash payments

•	$140,000 annual equity retainer in the form of RSUs which will vest after one-year and are subject to 60% retention until the Director meets the five-times annual retainer stock ownership guidelines

•	$20,000 annual retainer paid in quarterly cash payments for Committee Chairs (Audit, Compensation, Finance, and Nominating and Governance Committees)

•

$190,000 annual retainer paid in quarterly cash payments and $160,000 annual equity retainer in the form of RSUs which will vest after one-year and are subject to 60% retention as noted above for the non-employee Chairman of the Board

Beginning in 2012, the annual cash retainers paid to the non-employee directors were made through quarterly cash payments. Through The Williams Companies, Inc. Amended and Restated 2007 Incentive Plan, the annual equity retainer vests after one-year and is subject to 60% retention if the non-employee director has not satisfied the stock ownership guidelines as approved by the Compensation Committee. Paying dividend equivalents on annual non-employee director equity grants was also approved in 2012. Dividend equivalents will be paid in the form of cash after the one-year vesting term. Beginning in 2013, non-employee directors will have the option to defer their annual equity grants until retirement. If the director elects not to defer, shares will be distributed at the scheduled vesting date and dividends will be paid in the form of cash. If the director elects to defer vested shares until retirement, the dividends will be reinvested until such date.

Non-employee directors generally receive their compensation on the date of the annual stockholders meeting. The following table shows how compensation is paid to individuals who become non-employee directors after the annual meeting.

An individual who became a non- employee director	…but before…	…will receive…	…as of…
after the annual meeting	August 1	full compensation	December 15
on or after August 1	or on December 15	pro-rated compensation	December 15
on or after December 16	the next annual meeting	pro-rated compensation	the next annual meeting date

Non-employee directors are reimbursed for expenses (including costs of travel, food, and lodging) incurred in attending Board, committee, and stockholder meetings. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in director education programs. In addition, Williams pays premiums on directors’ and officers’ liability insurance policies.

Like all Williams employees, directors are eligible to participate in the Williams Matching Grant Program for eligible charitable organizations and the United Way Program. The maximum matching contribution in any calendar year is $10,000 for a participant in the Matching Grant Program and $25,000 for a participant in the United Way Program. No match is made to the United Way under the Matching Grant Program unless the giving relates to a natural disaster or is applied to the funding of a capital campaign at a United Way funded agency.

Director Compensation for Fiscal Year 2012

The compensation earned by each director for 2012 service is outlined in the following table:

Name	Fees Earned or Paid in Cash (1)	Fees Earned or Paid in Stock (2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (3)	Total
Joseph R. Cleveland	$110,000	$140,013	$—	$—	$—	$ —	$250,013
Kathleen B. Cooper	130,000	140,013	—	—	—	4,750	274,763
John A. Hagg (4)	155,833	187,945	—	—	—	—	343,778
Juanita H. Hinshaw	130,000	140,013	—	—	—	18,000	288,013
Frank T. MacInnis	320,000	299,985	—	—	—	5,000	624,985
Steven W. Nance (4)	155,833	187,945	—	—	—	5,600	349,378
Murray D. Smith (4)	155,833	187,945	—	—	—	—	343,778
Janice D. Stoney	130,000	140,013	—	—	—	11,000	281,013
Laura A. Sugg	110,000	140,013	—	—	—	3,500	253,513

(1)	The fees paid in cash are itemized in the following chart.

Cash Retainers

	Annual Cash Retainer Including Service on Two Committees	Audit Committee Chair Retainer	Compensation Committee Chair Retainer	Nominating and Governance Committee Chair Retainer	Finance Committee Chair Retainer	Non-employee Chairman of the Board Retainer	Total
Cleveland	$110,000	$—	$—	$—	$—	$—	$110,000
Cooper	110,000	20,000	—	—	—	—	130,000
Hagg (4)	155,833	—	—	—	—	—	155,833
Hinshaw	110,000	—	—	—	20,000	—	130,000
MacInnis	110,000	—	—	20,000		190,000	320,000
Nance (4)	155,833	—	—	—	—	—	155,833
Smith (4)	155,833	—	—	—	—	—	155,833
Stoney	110,000	—	20,000	—	—	—	130,000
Sugg	110,000	—	—	—	—	—	110,000

(2)

Awards were granted under the terms of the 2007 Incentive Plan and represent time-based RSUs. Amounts shown are the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The assumptions used to value the stock awards can be found in our Annual Report on Form 10-K for the year-ended December 31, 2012.

(3)

All other compensation includes matching contributions made on behalf of the Board to charitable organizations through the Matching Grants Program or the United Way Program. It is possible for Directors to make contributions at the end of the year that are not matched by the Company until the following year. Mr. Cleveland, Dr. Cooper, Mr. Hagg, Ms. Hinshaw, Mr. MacInnis, Mr. Smith, Ms. Stoney, and Ms. Sugg made 2012 contributions through the Matching Grants Program or the United Way Program at the end of the year that will be matched by the Company in early 2013.

(4)

Messrs. Hagg, Nance, and Smith all received pro-rated annual cash and equity retainers awarded on May 17, 2012 for services between January 1 – May 16, 2012. The pro-rated annual cash retainer equated to $45,833. The pro-rated equity retainer of $47,932 will vest after three-years and is subject to 60% retention if the director has not met the stock ownership guidelines.

Outstanding Awards as of Fiscal Year End 2012

The aggregate number of stock options and stock awards held by directors outstanding at December 31, 2012 is as follows:

Name	Number of Shares or Units Of Stock Outstanding	Number of Securities Underlying Unexercised Options Exercisable
Joseph R. Cleveland	17,706	—
Kathleen B. Cooper	17,706	5,527
John A. Hagg	6,309	—
Juanita H. Hinshaw	17,706	16,383
Frank T. MacInnis	23,076	19,388
Steven W. Nance	6,309	—
Murray D. Smith	6,309	—
Janice D. Stoney	48,121	13,379
Laura A. Sugg	13,410	—

Note:    Ms. Hinshaw, Mr. MacInnis, and Ms. Stoney have outstanding WPX stock options as a result of the equity conversion on December 31, 2011 in conjunction with the WPX spinoff. Ms. Hinshaw’s and Mr. MacInnis’ outstanding WPX stock options from 2004 are in the amounts of 1,001 and 2,003 respectively. These awards have expiration dates in 2014. Ms. Hinshaw’s, Mr. MacInnis’, and Ms. Stoney’s outstanding WPX stock options from 2005 are each in the amount of 2,003 respectively. These awards have expiration dates in 2015.

EQUITY COMPENSATION STOCK PLANS

Securities authorized for issuance under equity compensation plans

The following table provides information concerning Williams common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2012, including The Williams Companies, Inc. 2007 Incentive Plan, The Williams Companies, Inc. 2002 Incentive Plan, The Williams Companies, Inc. 1996 Stock Plan, The Williams Companies, Inc. 1996 Stock Plan for Non-Employee Directors, and 2007 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of This Table) (3)
Equity Compensation plans approved by security holders	10,816,734	$19.10	16,613,468
Equity Compensation plans not approved by security holders(4)	—	—	—
Total	10,816,734	$19.10	16,613,468

(1)	Includes 3,959,822 shares of restricted stock units, all of which were approved by security holders.

(2)	Excludes the shares issuable upon the vesting of restricted stock units included in the first column of this table for which there is no weighted-average price.

(3)	Includes 615,566 shares remaining to be issued out of the 2007 Employee Stock Purchase Plan.

(4)	These plans were terminated upon stockholder approval of the 2007 Incentive Plan. There are no stock options outstanding under these plans.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Williams’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee meets separately with management, the internal auditors, the independent auditors and the general counsel. The Audit Committee operates under a written charter approved by the Board, a copy of which is available on our website at www.williams.com. The charter, among other things, provides that the Audit Committee has full authority to appoint, oversee, evaluate, and terminate when appropriate, the independent auditor. In this context, the Audit Committee:

•

reviewed and discussed the audited financial statements in Williams’ annual report on Form 10-K with management, including a discussion of the quality – not just the acceptability – of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•

reviewed with Ernst & Young LLP, Williams’ independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of Williams’ accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence;

•

discussed with Ernst & Young LLP its independence from management and Williams and considered whether Ernst & Young LLP could also provide non-audit services without compromising the firm’s independence;

•	discussed with Ernst & Young LLP the matters required to be discussed by statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

discussed with Williams’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits, and then met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Williams’ internal controls and the overall quality of Williams’ financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2012, for filing with the SEC; and

•	appointed Ernst & Young LLP to serve as Williams’ independent auditors for 2013, subject to ratification by the Board and the Company’s stockholders.

This report has been furnished by the members of the Audit Committee of the Board of Directors:

—	Kathleen B. Cooper, Chair

—	Joseph R. Cleveland

—	John A. Hagg

—	Juanita H. Hinshaw

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee is responsible for selecting Williams’ independent, registered public accounting firm. At a meeting held on March 11, 2013, the Audit Committee appointed the firm of Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2013. A representative of Ernst & Young LLP will attend the annual meeting and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided. Stockholder approval of the appointment of Ernst & Young LLP is not required, but the Audit Committee and the Board are submitting the selection of Ernst & Young LLP for ratification to obtain our stockholders’ views. In the event a majority of the stockholders do not ratify the appointment of Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2013, the Audit Committee and the Board will consider the voting results and evaluate whether to select a different independent auditor.

Board of Directors’ Recommendation:  THE BOARD OF DIRECTORS OF WILLIAMS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR 2013.

Principal Accounting Fees and Services

Fees for professional services provided by our independent auditors for each of the last two fiscal years were as follows:

	2012	2011
	(Millions)
Audit Fees	$10.6	$16.1
Audit-Related Fees	1.0	1.2
Tax Fees	0.4	0.9
All Other Fees	—	—

	$12.0	$18.2

Audit fees in 2012 and 2011 include fees associated with the annual audits of all of our registrants for SEC and Federal Energy Regulatory Commission reporting purposes, the reviews of our quarterly reports on Form 10-Q, the audit of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services performed in connection with other filings with the SEC. Additionally, audit fees for 2011 included incremental audit work associated with preparation and filing of registration statements for WPX in conjunction with the spin-off of this business. Audit-related fees in 2012 and 2011 primarily include audits of investments and joint ventures, and audits of employee benefit plans. Tax fees in 2012 and 2011 include tax planning, tax advice and tax compliance. Ernst & Young LLP does not provide tax services to our executives.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of Ernst & Young LLP, our independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by Ernst & Young LLP.

On an ongoing basis, our management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of Ernst & Young LLP. On a periodic basis, our management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to a subcommittee of one or more committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting. In 2011 and 2012, 100% of Ernst & Young LLP’s services were pre-approved by the Audit Committee.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We request our stockholders’ non-binding, advisory vote on our NEO Compensation as disclosed in accordance with the SEC’s rules in this proxy statement. This proposal is commonly known as a “say-on-pay” proposal.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement on pages 29 to 48 as well as in the tables and narrative in the “Executive Compensation and Other Information” section on pages 49 to 59, our compensation programs are designed to attract and retain the talent needed to drive stockholder value and help each of our businesses meet or exceed financial and performance targets. Our compensation programs are intended to reward our NEOs for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe our programs effectively link executive pay to the financial performance of the Company while also aligning our NEOs with the interests of our stockholders. The following are some key points that demonstrate our commitment to aligning pay to performance:

•

The significant majority of NEO target compensation is provided in the form of long-term equity awards ensuring pay is aligned with stockholders and linked to the performance of our Company’s common stock;

•

Performance-based RSU awards are measured based on both relative and absolute TSR. This ensures our stock price performance must perform well in relation to our comparator group of companies while also delivering a strong absolute return to our stockholders in order to deliver the targeted number of RSUs to our NEOs upon vesting; and

•	Our 2012 Annual Incentive Program aligns 2012 payments to actual performance on pre-established targets effectively linking the Company’s financial performance to NEO pay.

We are seeking our stockholders support for our NEO compensation as detailed in this proxy statement. This proposal conforms to SEC requirements and seeks our stockholders views on our NEO compensation. It is not intended to address any specific element of compensation, but rather the overall compensation provided to our NEOs including our pay philosophy, our pay principles and pay practices as described in this proxy statement. The Board asks for your “FOR” advisory vote on the following resolution:

RESOLVED, that the stockholders of The Williams Companies, Inc. (the “Company”) approve, on an advisory basis, the executive compensation of the Company’s named executive officers as disclosed within this proxy statement pursuant to the compensation disclosure rules of the Securities Exchange Act of 1934, as amended (Item 402 of Regulation S-K), which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related narrative discussion contained in this proxy statement.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board will take into account the outcome of the vote when considering future executive compensation decisions for NEOs. We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote at our 2014 annual meeting of stockholders.

Board of Directors’ Recommendation:  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Report of the Audit Committee are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Williams under the Securities Act or the Exchange Act, except to the extent that Williams specifically incorporates such information by reference. In addition, the website addresses contained in this proxy statement are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

We file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other documents electronically with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain such reports from the SEC’s website at www.sec.gov.

Our website is www.williams.com. We make available free of charge through the Investors tab of our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, director independence standards, Code of Ethics for Senior Officers, Board committee charters, and the Williams Code of Business Conduct are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our corporate secretary at Williams, One Williams Center, MD 47, Tulsa, Oklahoma 74172.

By order of the Board of Directors,
Sarah C. Miller
Corporate Secretary

Tulsa, Oklahoma

April 4, 2013

The Williams Companies, Inc.
Annual Meeting of Stockholders
May 16, 2013
11:00 a.m. Central Time

One Williams Center
Tulsa, Oklahoma 74172

PLEASE SEE THE REVERSE SIDE FOR VOTING INSTRUCTIONS.

You can vote by telephone or Internet 24 hours a day, 7 days a week.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” the election of each of the nominees listed below.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Alan S. Armstrong	☐	☐	☐	02 - Joseph R. Cleveland	☐	☐	☐	03 - Kathleen B. Cooper	☐	☐	☐

	04 - John A. Hagg	☐	☐	☐	05 - Juanita H. Hinshaw	☐	☐	☐	06 - Ralph Izzo	☐	☐	☐

	07 - Frank T. MacInnis	☐	☐	☐	08 - Steven W. Nance	☐	☐	☐	09 - Murray D. Smith	☐	☐	☐

	10 - Janice D. Stoney	☐	☐	☐	11 - Laura A. Sugg	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of Ernst & Young LLP as auditors for 2013.	☐	☐	☐	3.	Approval, by nonbinding advisory vote, of the Company’s executive compensation.	☐	☐	☐

4.	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The signer hereby revokes all proxies previously given by the signer to vote at said Annual Meeting or any adjournments thereof. Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Williams Companies, Inc.

Proxy Solicited on Behalf of the Board of Directors of Williams for the Annual Meeting of Stockholders on May 16, 2013.

The undersigned stockholder of The Williams Companies, Inc. (“Williams”) hereby appoints ALAN S. ARMSTRONG, DONALD R. CHAPPEL and CRAIG L. RAINEY, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of Williams’ Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Williams to be held on the 16th day of May, 2013, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS INDICATED. IF NO VOTING DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERENCED ON THE REVERSE SIDE HEREOF.

Voting Instructions

Votes by telephone or Internet must be received by 1:00 a.m. Central Time, on May 16, 2013.

To Vote by Internet	To Vote by Telephone	To Vote by Mail
• Go to the following web site: WWW.ENVISIONREPORTS.COM/WMB. • Follow the steps outlined on the secured website.	• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. • Follow the instructions provided by the recorded message.	• Mark, sign and date the proxy card. • Return the proxy card in the postage-paid envelope provided. • If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

To participants in The Williams Investment Plus Plan: This proxy/voting instruction card constitutes your voting instructions to the Trustee(s) of such Plan. Non-voted shares will be voted in the same proportion on each issue as the Trustees votes those shares for which it receives voting instructions from Participants. Your instructions must be completed prior to Monday, May 13, 2013 at 1:00 a.m. Central time.

THANK YOU FOR VOTING